UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

GRAY TELEVISION, INC.

(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Meeting to be held on May 5, 2022

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Gray Television, Inc. will be held at 11:30 a.m., Eastern time, on May 5, 2022, at the Company’s corporate headquarters, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, for the purpose of considering and acting upon:

1.         the election of eleven members of Gray Television, Inc.’s Board of Directors;

2.         the approval of the Gray Television, Inc. 2022 Equity and Incentive Compensation Plan (the “2022 Plan”);

3.         the ratification of the appointment of RSM US LLP as Gray Television, Inc.’s independent registered public accounting firm for 2022; and

4.         such other business and matters or proposals as may properly come before the meeting.

Only holders of record of Gray Television, Inc. common stock, no par value per share, and Gray Television, Inc. Class A common stock, no par value per share, at the close of business on March 4, 2022 are entitled to notice of, and to vote at, the annual meeting. Attendance at the annual meeting is limited to such shareholders and to any invitees of Gray Television, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 5, 2022.

The Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are available at www.proxyvote.com.

Your vote is very important. Regardless of whether you plan to attend the annual meeting, we encourage you to vote as soon as possible by one of three convenient methods in order to ensure your shares are represented at the meeting: accessing the internet site listed on the notice of internet availability of proxy materials or proxy card, calling the toll-free number listed on the proxy card, or signing, dating and returning the proxy card in the enclosed postage-paid envelope. Any proxy you give will not be used if you attend the annual meeting and cast your vote in person during the meeting.

By Order of the Board of Directors, /s/ Hilton H. Howell, Jr. Hilton H. Howell, Jr. Executive Chairman and Chief Executive Officer

Atlanta, Georgia
March 25, 2022

GRAY TELEVISION, INC.
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319

PROXY STATEMENT
For Annual Meeting of Shareholders
to be Held on May 5, 2022

This proxy statement is being furnished by the Board of Directors (the “Board”) of Gray Television, Inc., a Georgia corporation (which we refer to as “Gray,” the “Company,” “we,” “us” or “our”), to the holders of shares of each of our common stock, no par value per share (“common stock”), and our Class A common stock, no par value per share (“Class A common stock”), in connection with the solicitation of proxies by the Board for use at our 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”) to be held at the Company’s corporate headquarters, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, at 11:30 a.m., Eastern time, and at any adjournments or postponements thereof. For directions to the location of the 2022 Annual Meeting, you may contact our corporate offices at (404) 504-9828. Distribution to shareholders of the Notice of Internet Availability of Proxy Materials (the “Notice”) and this proxy statement and a proxy card is scheduled to begin on or about March 25, 2022.

A proxy delivered pursuant to this solicitation is revocable at the option of the person giving the same at any time before it is exercised. A proxy may be revoked, prior to its exercise, by submitting a later dated vote via the internet or by telephone, by signing and delivering a later dated proxy card, by delivering written notice of the revocation of the proxy to our Corporate Secretary prior to the 2022 Annual Meeting, or by attending and voting at the 2022 Annual Meeting. Attendance at the 2022 Annual Meeting, in and of itself, will not constitute revocation of a proxy. Unless previously revoked, the shares represented by proxy will be voted in accordance with the shareholder’s directions if the proxy is duly submitted prior to the 2022 Annual Meeting.

If you return a signed proxy card that does not indicate your voting preferences, the persons named as proxies on the proxy card will vote your shares FOR the election of each of the director nominees recommended by the Board, FOR the approval of the 2022 Plan, FOR the ratification of the Company’s independent registered public accounting firm, and in accordance with the discretion of the named proxies on any other matters properly brought before the 2022 Annual Meeting.

The expenses associated with this proxy statement and soliciting the proxies sought hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by our officers, directors and employees, who will not receive additional compensation therefor, in person or by telephone or other means of electronic communication. We have retained D.F. King & Co., Inc. to assist with the solicitation of proxies for a fee of $6,000 plus reimbursement of out of pocket expenses. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our common stock and our Class A common stock as of the record date for the 2022 Annual Meeting, and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly submitting your vote by proxy will help to avoid additional expense.

TABLE OF CONTENTS

Page

VOTING MATTERS	1
PROPOSAL 1 ELECTION OF DIRECTORS	4
PROPOSAL 2 APPROVAL OF THE OF THE GRAY TELEVISION, INC. 2022 EQUITY AND INCENTIVE COMPENSATION PLAN	8
PROPOSAL 3 RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022	22
CORPORATE GOVERNANCE	23
STOCK OWNERSHIP	28
EXECUTIVE COMPENSATION	31
REPORT OF COMPENSATION COMMITTEE	57
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	57
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	57
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	58
REPORT OF AUDIT COMMITTEE	59
OTHER MATTERS	60
SHAREHOLDER PROPOSALS FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT	60
OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION AT NEXT YEAR’S ANNUAL MEETING	60
COMPLIANCE WITH UNIVERSAL PROXY RULES FOR DIRECTOR NOMINATIONS	60
AVAILABILITY OF FORM 10-K	60
HOUSEHOLDING	60

-i-

GRAY TELEVISION, INC.
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319

VOTING MATTERS

Record Date and Voting Rights

Our Board has fixed the close of business on March 4, 2022 as the record date (the “Record Date”) for determining holders of our common stock and our Class A common stock entitled to notice of, and to vote at, the 2022 Annual Meeting. Only holders of record of our common stock and/or our Class A common stock at the close of business on that date will be entitled to notice of, and to vote at, the 2022 Annual Meeting. As of the record date, 87,809,422 shares of our common stock and 7,573,222 shares of our Class A common stock were outstanding. Each share of our common stock is entitled to one vote, and each share of our Class A common stock is entitled to ten votes, for each director nominee and each other matter to be acted upon at the 2022 Annual Meeting. Cumulative voting for director nominees is not allowed.

Shareholders of record may vote:

●	by the internet at http://www.proxyvote.com and following the instructions on the Notice or the proxy card;

●	by telephone at 1-800-690-6903 as directed on the proxy card;

●	by completing and mailing the proxy card; or

●	by attending the 2022 Annual Meeting and voting.

Instructions for voting are included on the Notice or the proxy card.

You may revoke your proxy and change your vote by:

●	voting by the internet or telephone on or before 11:59 p.m., Eastern time, on May 4, 2022;

●	signing and properly submitting another proxy with a later date that is received before the polls close at the 2022 Annual Meeting;

●	giving written notice of the revocation of your proxy to the Company’s Corporate Secretary, prior to the 2022 Annual Meeting; or

●	voting in person at the 2022 Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting

The following information can be found at http://www.proxyvote.com:

●	Notice of Annual Meeting;

●	Proxy Statement;

●	2021 Annual Report on Form 10-K; and

●	Form of Proxy Card.

Quorum

A quorum is necessary to hold a valid 2022 Annual Meeting. A majority of all possible votes, or 81,770,822 votes (including abstentions and broker non-votes (described below)), represented in person or by proxy will constitute a quorum. Votes cast in person or by proxy at the 2022 Annual Meeting will be tabulated by the inspector of elections appointed for the meeting, who also will count such votes to determine whether a quorum is present for the transaction of business.

If a quorum is not present at the scheduled time of the 2022 Annual Meeting, the chairman of the meeting may adjourn or postpone the 2022 Annual Meeting until a quorum is present. The time and place of the adjourned or postponed 2022 Annual Meeting will be announced at the time the adjournment is taken and, unless such adjournment or postponement is for more than 30 days, no other notice will be given. An adjournment or postponement will have no effect on the business that may be conducted at the 2022 Annual Meeting.

Shares Held by a Bank, Broker or Other Nominee and Broker Non-Votes

If you are the beneficial owner of shares of common stock or Class A common stock held in “street name” by a bank, broker or other nominee, such other party is the record holder of the shares and is required to vote those shares in accordance with your instructions. If you do not give instructions to the record holder, that party will be prohibited from voting your shares on any matter other than with respect to the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2022. If you do not provide instructions to the record holder, your shares will be treated as “broker non-votes” with respect to all other proposals voted on at the 2022 Annual Meeting. Additionally, the record holder may elect not to vote your shares with respect to the ratification of our independent registered public accounting firm, in which case your shares would also be treated as “broker non-votes” with respect to that proposal. All “broker non-votes” will be included for purposes of calculating the presence of a quorum, but otherwise will be treated as shares not voted on a proposal.

Additionally, if you participate in our Capital Accumulation Plan (the “Capital Accumulation Plan”) and have contributions invested in the Company’s common stock as of the Record Date, your proxy card will also serve as a voting instruction card for the trustee under the Capital Accumulation Plan (the “Capital Accumulation Plan Trustee”). If you do not give instructions to the Capital Accumulation Plan Trustee, the Capital Accumulation Plan Trustee will be prohibited from voting your shares on any matter at the 2022 Annual Meeting and your shares will not be included for purposes of calculating the presence of a quorum.

Required Vote

Director nominees will be elected by a plurality of the votes cast in person or by proxy at the 2022 Annual Meeting, which means that the eleven nominees receiving the most votes will be elected. Votes withheld from any nominee will have no effect on the outcome of the election of directors. Abstentions and broker non-votes will not be counted as “votes cast” and, therefore, will have no effect on the outcome of the election of directors.

The approval of the 2022 Plan requires the affirmative vote of a majority of the votes cast in person or by proxy at the 2022 Annual Meeting. Abstentions and broker non-votes will not be counted as “votes cast” and, therefore, will have no effect on the outcome of this proposal.

The ratification of the appointment of RSM US LLP as Gray’s independent registered public accounting firm for 2022 requires the affirmative vote of a majority of the votes cast in person or by proxy at the 2022 Annual Meeting. Abstentions and broker non-votes will not be counted as “votes cast” and, therefore, will have no effect on the outcome of this proposal.

With respect to any other matter that may properly come before the 2022 Annual Meeting for shareholder consideration, a matter generally will be approved by the affirmative vote of a majority of the votes cast in person or by proxy at the 2022 Annual Meeting unless the question is one upon which a different vote is required by express provision of the laws of Georgia, federal law, our Restated Articles of Incorporation (our “Articles”) or our Bylaws (our “Bylaws”), or, to the extent permitted by the laws of Georgia, the Board has expressly provided that some other vote shall be required, in which case such express provisions shall govern.

Board Recommendation

The Board recommends that you vote:

●	“FOR” the election of the eleven nominees to the Board to hold office until the 2023 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

●	“FOR” the approval of the 2022 Plan; and

●	“FOR” the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2022.

Unexecuted or Unclear Proxies

If you are a record holder and properly execute and return your proxy but do not indicate any voting instructions with respect to one or more matters to be voted upon at the 2022 Annual Meeting, or if your voting instructions are unclear, your shares will be voted in accordance with the recommendation of the Board as to all such matters.

In such event, your shares will be voted FOR the election of all director nominees, FOR the approval of the 2022 Plan and FOR the ratification of the appointment of RSM US LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2022, as well as in the discretion of the persons named as proxies on all other matters that may properly come before the 2022 Annual Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

Nominees

The terms of office of all current directors will expire at the 2022 Annual Meeting. At the 2022 Annual Meeting, eleven directors are to be elected to hold office until our next annual meeting of shareholders and until their successors have been duly elected and qualified. The director nominees are all current directors who have been nominated for election by the Nominating and Corporate Governance Committee. Other than Lorraine (“Lorri”) McClain, each nominee was elected by the shareholders at the Company’s most recent annual meeting. Ms. McClain was appointed to the Board effective on March 1, 2022.

In case any nominee listed in the table below should be unavailable for any reason, which we have no reason to anticipate, your proxy will be voted for any substitute nominee or nominees who may be selected by the Nominating and Corporate Governance Committee prior to or at the 2022 Annual Meeting. Alternatively, if no substitute is selected by the Nominating and Corporate Governance Committee prior to or at the 2022 Annual Meeting, the Board may determine to reduce the membership of the Board to the number of nominees available for election.

Set forth below is information concerning each of the nominees as of March 25, 2022:

Name	Director Since	Age	Position
Hilton H. Howell, Jr.	1993	60	Executive Chairman and Chief Executive Officer
Howell W. Newton	1991	75	Lead Independent Director
Richard L. Boger	1991	75	Director
T. L. (“Gene”) Elder	2003	83	Director
Luis A. Garcia	2016	55	Director
Richard B. Hare	2016	55	Director
Robin R. Howell	2012	57	Director
Donald P. (“Pat”) LaPlatney	2019	62	Director, President and Co-Chief Executive Officer
Lorraine (“Lorri”) McClain	2022	57	Director
Paul H. McTear	2019	73	Director
Sterling A. Spainhour, Jr.	2021	53	Director

Hilton H. Howell, Jr. has served as our Chief Executive Officer since August 2008 and previously served as our President from June 2013 until January 2019. Mr. Howell, who is a member of the Executive Committee of the Board, has been a director since 1993 and served as the Vice Chairman of the Board from 2002 until April 2016 when he was appointed as Chairman and was appointed as Executive Chairman in January 2019. He served as our Executive Vice President from September 2002 to August 2008. He has served as President and Chief Executive Officer of Atlantic American Corporation, an insurance holding company, since 1995, and as Chairman of that company since February 2009. He has been Executive Vice President and General Counsel of Delta Life Insurance Company and Delta Fire & Casualty Insurance Company since 1991. Mr. Howell also serves as a director of Atlantic American Corporation and of each of its subsidiaries, American Southern Insurance Company, American Safety Insurance Company and Bankers Fidelity Life Insurance Company, as well as a director of Delta Life Insurance Company and Delta Fire & Casualty Insurance Company. He is the husband of Robin R. Howell, who is a member of our Board. In addition to the detailed operational knowledge he has gained in his current role as Gray’s Chief Executive Officer, Mr. Howell brings to the Board experience from current and past leadership positions as an executive and his service on numerous boards. Mr. Howell also has practiced as an attorney in a variety of roles, which experience provides additional perspective to the matters within the purview of the Board.

Howell W. Newton has served as a director since 1991, and as Lead Independent Director since April 2016, and is Chairman of the Audit Committee and a member of each of the Executive Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of our Board. Since December 2015, Mr. Newton has been a Manager of 1899 Management Services, LLC, a real estate and investment company that assumed the assets of Trio Manufacturing Co., a real estate and investment company. Mr. Newton has also served, since October 1996, as Managing General Partner of Willwell LLLP, a family limited liability partnership that owns real estate and financial investments. From 1978 through December 2015, Mr. Newton was President and Treasurer of Trio Manufacturing Co. Mr. Newton’s many years of executive experience with a financial services company provides the Board with considerable financial expertise. His tenure on our Board provides consistent leadership, and his familiarity with Gray’s operations serves as an ongoing resource for issues facing a large, public company.

Richard L. Boger is the Chairman of the Compensation Committee and is also a member of the Executive Committee, the Nominating and Corporate Governance Committee and the Audit Committee of our Board. Mr. Boger has been President and Chief Executive Officer of Lex-Tek International, Inc., a financial services consulting company, since February 2002. He has also served, between July 2003 and July 2013, as business manager for Owen Holdings, LLLP; since July 2004, as General Partner of Shawnee Meadow Holdings, LLLP; and since March 2006, as business manager for Heathland Holdings, LLLP, each of which is an investment holding company. He has also served, since September 2012, as Trustee for the Boger-Owen Foundation, a 501(c)3 nonprofit under the Internal Revenue Code. He also serves as a member of the Board of Trustees of CornerCap Group of Funds, a line of mutual funds. Mr. Boger brings to the Board extensive managerial and entrepreneurial experience from his position as the Chief Executive Officer of a specialized financial services consulting company, his having founded and sold two commercial insurance services companies, and his service as a partner and business manager in multiple investment companies. His perspective from serving in several industries outside our own, including on the boards of a mutual fund and several nonprofit organizations, provides the Board with an informed resource for a wide range of disciplines and adds a diverse voice to its deliberations.

T.L. (“Gene”) Elder is a member of the Audit Committee of our Board. From 1994 to 2004, Mr. Elder was a partner of Tatum, LLC, a national firm of career chief financial officers, and served as a Senior Partner of that firm from 2004 until his retirement from that position in May 2009. Mr. Elder, through his background as a former Chief Financial Officer, provides the Board and the Audit Committee with significant financial and accounting expertise.

Luis A. Garcia is a member of the Compensation Committee of the Board. Mr. Garcia has been the President and Lead Strategist of MarketVision, a privately owned, strategic marketing firm focused on understanding diverse audiences, since 2008. Prior thereto, Mr. Garcia served as the managing director of Garcia 360°, an integrated marketing firm which he founded in 1998, until it merged with MarketVision in 2008. The Board believes Mr. Garcia’s entrepreneurial success and considerable strategic marketing experience provide valuable insight and expertise to the Board and allow him to substantively contribute to the vision and growth of the Company.

Richard B. Hare is the Chairman of the Nominating and Corporate Governance Committee and is also a member of the Audit Committee of our Board. Mr. Hare has been the Executive Vice President and Chief Financial Officer of Haverty Furniture Companies, Inc., a full service home furnishing retailer, since May 2017. He previously served as Senior Vice President and Chief Financial Officer of Carmike Cinemas, Inc., one of the largest motion picture exhibitors in the United States, from March 2006 until it was acquired by AMC Entertainment Holdings in December 2016. Prior thereto, Mr. Hare held a number of finance and accounting positions at various entities. Mr. Hare possesses a strong financial management and accounting background, as evidenced by the various senior financial positions held during his career, including his service as a senior vice president and chief financial officer of a public company, which deepen the financial and public company expertise of the Board.

Robin R. Howell has served as Vice President and a director of both Delta Life Insurance Company and Delta Fire & Casualty Company since 1992. She formerly served as Chairman of the Board of Farmer’s and Merchant’s Bank and as a member of the Board of Directors of Premier Bancshares Inc. She received a BA in Economics from the University of Virginia and a Masters of Business Administration from the University of Texas at Austin, and she has held a number of management and oversight roles in various businesses in which her family has maintained ownership interests since that time. Mrs. Howell is also a member of the board of directors of Atlantic American Corporation. Mrs. Howell is the wife of Mr. Howell. Mrs. Howell is active in the community, serving on the Board of Directors of the High Museum of Art as Chairman and member of the Executive Committee, as a member on the Board of Directors of the Forward Arts Foundation, and as a member of the Junior League of Atlanta. Mrs. Howell’s experience in board matters, and involvement at the executive level in various businesses is invaluable to the Board, and her numerous civic, social and academic associations provide valuable insight to the Company and elevate the Company’s profile in the community.

Donald P. (“Pat”) LaPlatney has served as a director and our President and Co-Chief Executive Officer since January 2019. Immediately prior to the joining the Company, Mr. LaPlatney served between July 2016 and January 2019 as the Chief Executive Officer and President of Raycom Media, Inc. (“Raycom”), a television broadcasting and media company acquired by the Company in January 2019. Mr. LaPlatney also served as a member of the board of directors of Raycom from 2016 until January 2019. Prior to that, he served as Chief Operating Officer of Raycom from April to July 2016, as Senior Vice President from 2012 to April 2016 and as Vice President, Digital Media from August 2007 to 2012. Before joining Raycom in 2007, Mr. LaPlatney held various executive positions at The Tube Media Corp., Westwood One and Raycom Sports. Additionally, Mr. LaPlatney serves as a board member of the National Association of Broadcasters and was previously the Chair of the NBC Affiliate Board. In addition to his operational knowledge in his current role as Gray’s President and Co-Chief Executive Officer, Mr. LaPlatney brings to the Board significant leadership experience in executive roles at Gray and other broadcasting and media organizations, providing valuable insight to the Board and allowing him to contribute to its growth and operations.

Lorraine (“Lorri”) McClain has served as a director since March 2022. Ms. McClain is currently the President of Reicon Management, Inc., a family investment office. She previously served as the President and Chief Operating Officer of Prestige Communications, Inc., a privately owned cable television operator that served customers in three Mid-Atlantic states, from 1993 to 1999, and as a General Manager of Prestige Cable TV, Inc. from 1992 to 1993. In addition, Ms. McClain is the Chair of the Board of Directors of Anverse Inc., a charitable foundation, a member of the Board of Directors of NSORO, a non-profit organization serving children aging out of foster care, and has long been active in non-profit charitable organizations and philanthropic activities. The Board believes Ms. McClain’s considerable executive and operational experience in the local media industry provides valuable industry-specific insight to the Board allowing her to contribute to its growth and operations, and her numerous philanthropic associations and activities provide valuable insight to the Company and elevate the Company’s profile in the community.

Paul H. McTear is a member of the Compensation Committee of the Board. Prior to joining the Company, Mr. McTear had served as the Chief Executive Officer and President of Raycom from June 2001 until July 2016, and as a member of the board of directors of Raycom from June 2001 until January 2019. He joined Raycom in February 1997 and served as its Chief Financial Officer until he became Chief Executive Officer and President in 2001. Prior to joining Raycom, he served in a variety of executive officer positions at Providence Journal Company, including as Executive Director of Finance of Providence Journal Company’s Broadcasting and Cable Television Division. Mr. McTear was instrumental in the launch of two cable programming networks and has served as a member of the Television Board at the National Association of Broadcasters. The Board believes Mr. McTear’s considerable executive experience in the media and broadcasting space provides essential industry-specific knowledge and expertise to the Board in the regulatory environment in which the Company operates.

Sterling A. Spainhour, Jr. is a member of the Nominating and Corporate Governance Committee of our Board. He has served as Senior Vice President, General Counsel and Chief Compliance Officer for Georgia Power, the largest subsidiary of Southern Company (NYSE: SO), one of the nation’s leading energy providers, since July 2020. From December 2016 through June 2020 he served as Senior Vice President and General Counsel of Southern Company Services, where he led the legal organization that supports all of Southern Company’s operating subsidiaries. Prior to joining Southern Company, he was a partner at Jones Day, a global law firm, where he practiced law specializing in mergers and acquisitions and corporate governance for over 20 years. The Board believes Mr. Spainhour’s broad experience counseling boards and senior management of publicly traded and private corporations regarding corporate governance, compliance, risk management, and transactional matters enables him to provide the Board an expansive perspective of the legal and business issues pertinent to the growth of the Company.

Board Composition

Certain highlights of our Board composition include the following:

NYSE Independence	Diversity		Tenure
NYSE Independent Nominees	Female
	2	0-4 Years	4

	Ethnic Diversity	5-9 Years	3

	2	10+ Years	4

The Board recommends a vote FOR each of the director nominees.

PROPOSAL 2

APPROVAL OF THE GRAY TELEVISION, INC.
2022 EQUITY AND INCENTIVE COMPENSATION PLAN

We are asking shareholders to approve the 2022 Plan. On March 24, 2022, upon recommendation by the Compensation Committee, the Board unanimously approved and adopted, subject to the approval of the Company’s shareholders at the 2022 Annual Meeting, the 2022 Plan. The Board is recommending that the Company’s shareholders vote in favor of the 2022 Plan, which will succeed the Company’s 2017 Equity and Incentive Compensation Plan (the “2017 Plan”). The 2017 Plan has shares remaining available for new awards as of the date of this proxy statement, but if the 2022 Plan is approved by our shareholders, no further grants will be made under the 2017 Plan. However, outstanding awards under the 2017 Plan will generally continue in effect in accordance with their terms.

The 2022 Plan will continue to afford the Compensation Committee the ability to design compensatory awards that are responsive to the Company’s needs and includes authorization for a variety of awards designed to advance the interests and long-term success of the Company by encouraging stock ownership among officers and other employees of the Company and its subsidiaries, certain consultants and other service providers to the Company and its subsidiaries, and non-employee directors of the Company.

Our principal reason for adopting the 2022 Plan is to obtain shareholder approval of shares of our common stock and our Class A common stock (collectively, “Stock”) available for awards under the 2022 Plan. Shareholder approval of the 2022 Plan would constitute approval of 5,500,000 new shares of common stock of the Company and 2,200,000 new shares of Class A common stock of the Company, plus the number of shares that remain available under the 2017 Plan as of the effective date of the 2022 Plan, to be available for awards under the 2022 Plan, as described below and in the 2022 Plan, with such amount subject to adjustment, including under the 2022 Plan’s share counting rules. If the 2022 Plan is approved by shareholders, it will be effective as of the day of the 2022 Annual Meeting. If the 2022 Plan is not approved by our shareholders, no awards will be made under the 2022 Plan, and the 2017 Plan will remain in effect.

The actual text of the 2022 Plan is attached to this Proxy Statement as Appendix A. The following description of the 2022 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix A.

Why We Believe You Should Vote for this Proposal

The 2022 Plan authorizes the Compensation Committee to provide cash awards and equity-based compensation in the form of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares, performance units, dividend equivalents and certain other awards, including those denominated or payable in, or otherwise based on, shares of Stock, as well as cash incentive awards, for the purpose of providing our non-employee directors, as well as officers, employees, and certain consultants and other service providers of the Company and its subsidiaries, incentives and rewards for service and/or performance. Some of the key features of the 2022 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.

We believe our future success depends in part on our ability to attract, motivate, and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the 2022 Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our employees and directors.

The use of shares of our Stock as part of our compensation program is also important because equity-based awards are an essential component of our compensation for key employees, as they help link compensation with long-term shareholder value creation and reward participants based on service and/or performance. Our equity compensation program also helps us to attract and retain talent in a highly competitive market, targeting individuals who are motivated by pay-for-performance.

As of December 31, 2021, 2,255,213 shares of our common stock and 847,522 shares of our Class A common stock remained available for issuance under the 2017 Plan. If the 2022 Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which approach may not necessarily align employee and director compensation interests with the investment interests of our shareholders. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized.

The following includes aggregated information regarding our view of the overhang and dilution associated with the 2017 Plan and the potential shareholder dilution that would result if our proposed share authorization under the 2022 Plan is approved. The information below is as of December 31, 2021. As of that date, there were 87,539,056 shares of our common stock and 7,426,512 shares of our Class A common stock outstanding.

Under our 2017 Plan:

Common Stock

●	Outstanding full-value awards (time-based and performance-based restricted stock and RSUs): 1,160,975 shares of common stock (approximately 1.3% of our outstanding shares of common stock);

●	Total shares of common stock available for future awards under the 2017 Plan: 2,255,213 shares of common stock under the 2017 Plan (approximately 2.6% of our outstanding shares of common stock); and

●

The total number of shares of common stock subject to outstanding awards (1,160,975 shares of common stock), plus the total number of shares of common stock available for future awards under the 2017 Plan (2,255,213 shares of common stock), represents an overhang percentage of 3.9% as of December 31, 2021 (potential dilution of our shareholders represented by the 2017 Plan as of that date).

Class A Common Stock

●	Outstanding full-value awards (time-based and performance-based restricted stock): 720,421 shares of Class A common stock (approximately 9.7% of our outstanding shares of Class A common stock);

●

Total shares of Class A common stock available for future awards under the 2017 Plan: 847,522 shares of Class A common stock (approximately 11.4% of our outstanding shares of Class A common stock); and

●

The total number of shares of Class A common stock subject to outstanding awards (720,421 shares of Class A common stock), plus the total number of shares of Class A common stock available for future awards under the 2017 Plan (847,522 shares of Class A common stock), represents an overhang percentage of 21.1% as of December 31, 2021 (potential dilution of our shareholders represented by the 2017 Plan as of such date).

Under the 2022 Plan:

●

Proposed additional shares of common stock available for awards under the 2022 Plan: 5,500,000 shares of common stock, so the new share request represents approximately 6.3% of our outstanding shares of common stock—this percentage estimates the dilution of our shareholders that would occur if the 2022 Plan is approved.

●

Proposed additional shares of Class A common stock available for awards under the 2022 Plan: 2,200,000 shares of Class A common stock, so the new share request represents approximately 29.6% of our outstanding shares of Class A common stock—this percentage estimates the dilution of our Class A shareholders that would occur if the 2022 Plan is approved.

Total potential overhang or dilution under the 2022 Plan:

●

The total shares of common stock subject to outstanding awards as of December 31, 2021, (1,160,975 shares of common stock), plus the shares of common stock available for future awards under the 2017 Plan (2,255,213 shares of common stock, which we view as “rolling into” the 2022 Plan), plus the proposed new shares of common stock available for future awards under the 2022 Plan (5,500,000 shares of common stock), represent an approximate total overhang of 8,916,188 shares (approximately 10.2%) under the 2022 Plan.

●

The total shares of Class A common stock subject to outstanding awards as of December 31, 2021 (720,421 shares of Class A common stock), plus the shares of Class A common stock available for future awards under the 2017 Plan (847,522 shares of Class A common stock, which we view as “rolling into” the 2022 Plan), plus the proposed new shares of Class A common stock available for future awards under the 2022 Plan (2,200,000 shares of Class A common stock), represent an approximate total overhang of 3,767,943 shares (approximately 50.7%) under the 2022 Plan.

Based on the closing price on the New York Stock Exchange for our shares of common stock on March 4, 2022 of $22.81 per share, the aggregate market value as of March 4, 2022 of the new 5,500,000 shares of common stock requested under the 2022 Plan was $125,455,000. Based on the closing price on the New York Stock Exchange for our shares of Class A common stock on March 4, 2022 of $22.99 per share, the aggregate market value as of March 4, 2022 of the new 2,200,000 shares of Class A common stock requested under the 2022 Plan was $50,578,000.

In fiscal years 2019, 2020 and 2021, we granted awards under the 2017 Plan covering 1,349,273 shares of Stock, 619,479 shares of Stock, and 1,315,407 shares of Stock, respectively. Based on our basic weighted average of shares of Stock outstanding for those three years of 99,421,130, 96,197,073 and 94,514,569, respectively, for the three-fiscal-year period 2019-2021, our average burn rate, not taking into account forfeitures, was approximately 1.1% (our individual years’ burn rates were 1.4% for fiscal 2019, 0.6% for fiscal 2020, and 1.4% for fiscal 2021).

In determining the number of shares to request for approval under the 2022 Plan, our management team worked with our outside advisors and the Compensation Committee to evaluate a number of factors, including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the 2022 Plan.

If the 2022 Plan is approved, we intend to utilize the shares authorized under the 2022 Plan to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the shares requested in connection with the approval of the 2022 Plan will last for about five or six years, based on our historic grant rates and the approximate current share price, but could last for a different period of time if actual practice does not match recent rates or our share price changes materially. As noted below, our Compensation Committee retains full discretion under the 2022 Plan to determine the number and amount of awards to be granted under the 2022 Plan, subject to the terms of the 2022 Plan, and future benefits that may be received by participants under the 2022 Plan are not determinable at this time.

We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute shareholders’ equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of shareholder interests, as described above.

In evaluating this proposal, shareholders should consider all of the information in this proposal.

2022 Plan Highlights

Below are certain highlights of the 2022 Plan. These features of the 2022 Plan are designed to reinforce alignment between equity compensation arrangements awarded pursuant to the 2022 Plan and shareholders’ interests, consistent with sound corporate governance practices:

Reasonable 2022 Plan Limits. Shares of common stock and Class A common stock are available for issuance under the 2022 Plan.

Common Stock: Generally (and subject to adjustment as described in the 2022 Plan), total awards under the 2022 Plan are limited to 5,500,000 shares of common stock, plus the total number of shares of common stock remaining available under the 2017 Plan as of the effective date of the 2022 Plan, plus the number of shares of common stock that are added (or added back, as applicable) to the aggregate number of shares of common stock available under the 2022 Plan pursuant to the share counting rules of the 2022 Plan (as described below). These shares of common stock may be shares of original issuance or treasury shares or a combination of the two.

Class A Common Stock: Generally (and subject to adjustment as described in the 2022 Plan), total awards under the 2022 Plan are limited to 2,200,000 shares of Class A common stock, plus the total number of shares of Class A common stock remaining available under the 2017 Plan as of the effective date of the 2022 Plan, plus the number of shares of Class A common stock that are added (or added back, as applicable) to the aggregate number of shares of Class A common stock available under the 2022 Plan pursuant to the share counting rules of the 2022 Plan (as described below). These shares of Class A Common stock may be shares of original issuance or treasury shares or a combination of the two.

Non-Employee Director Compensation Limit. The 2022 Plan provides that in no event will any non-employee director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the date of grant, as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $750,000.

Incentive Stock Option Limit. The 2022 Plan also provides that, subject as applicable to adjustment as described in the 2022 Plan, the aggregate number of shares of Stock actually issued or transferred upon the exercise of Incentive Stock Options (as defined below) will not exceed 5,500,000 shares of common stock and 2,200,000 shares of Class A common stock.

Allowances for Conversion Awards and Assumed Plans. Shares of Stock issued or transferred under awards granted under the 2022 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added to) the aggregate share limits or other 2022 Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2022 Plan, under circumstances further described in the 2022 Plan, but will not count against the aggregate share limits or other 2022 Plan limits described above.

Limited Share Recycling Provisions. Subject to certain exceptions described in the 2022 Plan, if any award granted under the 2022 Plan (in whole or in part) is canceled or forfeited, expires or is settled for cash, or is unearned, the shares of Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under the 2022 Plan. Additionally, if after the effective date of the 2022 Plan, any shares of Stock subject to an award granted under the 2017 Plan are forfeited, or an award granted under the 2017 Plan (in whole or in part) is canceled or forfeited, expires, is settled in cash, or is unearned, the shares of Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the 2022 Plan.

Notwithstanding anything else in the 2022 Plan, the following shares of Stock will not be added (or added back, as applicable) to the aggregate number of shares of Stock available under the 2022 Plan:

●	shares of Stock withheld by the Company, tendered, or otherwise used in payment of the exercise price of a stock option;

●	shares of Stock withheld by the Company, tendered, or otherwise used to satisfy tax withholding with respect to awards;

●	shares of Stock subject to a stock-settled SAR that are not actually issued in connection with the settlement of such SAR on exercise; and

●	shares of Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options.

Further, if a participant elects to give up the right to receive compensation in exchange for shares of Stock based on fair market value, such shares of Stock will not count against the aggregate number of shares available under the 2022 Plan.

No Repricing Without Shareholder Approval. Outside of certain corporate transactions or adjustment events described in the 2022 Plan or in connection with a “change in control,” the exercise price or base price of stock options and SARs cannot be reduced, nor can “underwater” stock options or SARs be cancelled in exchange for cash or replaced with other awards with a lower exercise or base price, without shareholder approval under the 2022 Plan.

Change in Control Definition. The 2022 Plan includes a non-liberal definition of “change in control,” which is described below.

Clawback Provisions. The 2022 Plan provides that awards under the 2022 Plan may be made subject to a clawback policy of the Company or otherwise provide for recoupment by the Company in the event that a grantee engages in detrimental activity, as provided in the documents governing the awards or the applicable clawback policy.

Other Features. The 2022 Plan also provides that, except with respect to certain converted, assumed or substituted awards as described in the 2022 Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of a share our of Stock on the date of grant.

Summary of Other Material Terms of the 2022 Plan

Administration. The 2022 Plan will generally be administered by the Compensation Committee (or its successor), or any other committee of the Board designated by the Board to administer the 2022 Plan. References to the “Committee” in this proposal refer to the Compensation Committee or such other committee designated by the Board, as applicable. The Committee may from time to time delegate all or any part of its authority under the 2022 Plan to a subcommittee. Any interpretation, construction and determination by the Committee of any provision of the 2022 Plan, or of any agreement, notification or document evidencing the grant of awards under the 2022 Plan, will be final and conclusive. To the extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors of the Company, such administrative duties or powers as it deems advisable. In addition, the Committee may by resolution, subject to certain restrictions set forth in the 2022 Plan, authorize one or more officers of the Company to (1) designate employees to be recipients of awards under the 2022 Plan, and (2) determine the size of such awards. However, the Committee may not delegate such responsibilities to officers for awards granted to non-employee directors or certain employees who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended.

Eligibility. Any person who is selected by the Committee to receive benefits under the 2022 Plan and who is at that time an officer or other employee of the Company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the 2022 Plan. In addition, certain persons (including consultants) who provide services to the Company or any of its subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the Form S-8 definition of “employee”), and non-employee directors of the Company, may also be selected by the Committee to participate in the 2022 Plan. As of March 4, 2022, the Company and its subsidiaries had approximately 9,000 employees, and the Company had nine non-employee directors. Although consultants of the Company and its subsidiaries are also eligible to participate in the 2022 Plan, we have not granted equity awards to consultants in recent years and do not have a current estimate of how many such consultants may be eligible in the future to participate in the 2022 Plan. We do not currently expect to make material grants of awards under the 2022 Plan to consultants. The basis for participation in the 2022 Plan by eligible persons is the selection of such persons by the Committee (or its authorized delegate) in its discretion.

Types of Awards Under the 2022 Plan. Pursuant to the 2022 Plan, the Company may grant stock options (including stock options intended to be “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986 (the “Code”) (such stock options, “Incentive Stock Options”)), SARs, restricted stock, RSUs, performance shares, performance units, cash incentive awards, and certain other awards based on or related to shares of our Stock.

Generally, each grant of an award under the 2022 Plan will be evidenced by an award agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee (an “Evidence of Award”), which will contain such terms and provisions as the Committee may determine, consistent with the 2022 Plan. If applicable, each Evidence of Award must specify whether the shares subject to the award are shares of common stock or shares of Class A common stock. A brief description of the types of awards which may be granted under the 2022 Plan is set forth below.

Stock Options. A stock option is a right to purchase shares of Stock upon exercise of the stock option. Stock options granted to an employee under the 2022 Plan may consist of either an Incentive Stock Option, a non-qualified stock option that is not intended to be an “incentive stock option” under Section 422 of the Code, or a combination of both. Incentive Stock Options may only be granted to employees of the Company or certain of our related corporations. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, Incentive Stock Options and non-qualified stock options must have an exercise price per share that is not less than the fair market value of a share of Stock on the date of grant. The term of a stock option may not extend more than ten years after the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a stock option.

Each grant of a stock option will specify the applicable terms of the stock option, including the number and class of shares of Stock subject to the stock option and the required period or periods of the participant’s continuous service, if any, before any stock option or portion of a stock option will vest. Stock options may provide for continued vesting or the earlier vesting of such stock options, including in the event of the retirement, death, disability, or termination of employment or service of a participant or in the event of a change in control.

Any grant of stock options may specify management objectives regarding the vesting of the stock options. Each grant will specify whether the consideration to be paid in satisfaction of the exercise price will be payable: (1) in cash, by check acceptable to the Company, or by wire transfer of immediately available funds; (2) by the actual or constructive transfer to the Company of shares of Stock owned by the participant with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which the Company will withhold shares of Stock otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; or (5) by such other methods as may be approved by the Committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the 2022 Plan may not provide for dividends or dividend equivalents.

SARs. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of SARs. A SAR right is a right to receive from us an amount equal to 100%, or such lesser percentage as the Committee may determine, of the spread between the base price and the value of shares of our Stock on the date of exercise.

Each grant of SARs will be evidenced by an Evidence of Award that will specify the class of Stock subject to the SAR. Each Evidence of Award will be subject to the 2022 Plan and will contain such other terms and provisions, consistent with the 2022 Plan, as the Committee may approve. Each grant of SARs will specify the period or periods of continuous service, if any, by the participant with the Company or any subsidiary that is necessary before the SARs or installments of such SARs will vest. SARs may provide for continued vesting or the earlier vesting of such SARs, including in the event of the retirement, death, disability, or termination of employment or service of a participant or in the event of a change in control. Any grant of SARs may specify management objectives regarding the vesting of such SARs. A SAR may be paid in cash, shares of Stock or any combination of the two.

Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of SARs held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of a SAR may not be less than the fair market value of a share of Stock on the date of grant. The term of a SAR may not extend more than ten years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a SAR. SARs granted under the 2022 Plan may not provide for dividends or dividend equivalents.

Restricted Stock. Restricted stock constitutes an immediate transfer of the ownership of shares of Stock to the participant in consideration of the performance of services, entitling such participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved. Each such grant or sale of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share of Stock on the date of grant.

Any grant of restricted stock may specify management objectives regarding the vesting of the restricted stock. Any grant of restricted stock will require that any and all dividends or distributions paid on restricted stock that remain subject to a substantial risk of forfeiture be automatically deferred and/or reinvested in additional restricted stock, which will be subject to the same restrictions as the underlying restricted stock. Any such dividends or other distributions on restricted stock will be deferred until, and paid contingent upon, the vesting of such restricted stock. Each grant of restricted stock will be evidenced by an Evidence of Award that will specify the class of Stock subject to the award. Each Evidence of Award will be subject to the 2022 Plan and will contain such terms and provisions, consistent with the 2022 Plan, as the Committee may approve.

Restricted stock may provide for continued vesting or the earlier vesting of such restricted stock, including in the event of the retirement, death, disability, or termination of employment or service of a participant or in the event of a change in control.

RSUs. RSUs awarded under the 2022 Plan constitute an agreement by the Company to deliver shares of Stock, cash, or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding management objectives) during the restriction period as the Committee may specify. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of shares of our Stock on the date of grant.

RSUs may provide for continued vesting or the earlier lapse or other modification of the restriction period, including in the event of the retirement, death, disability, or termination of employment or service of a participant or in the event of a change in control.

During the restriction period applicable to RSUs, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the shares of Stock deliverable upon payment of the RSUs and no right to vote them. Rights to dividend equivalents may be extended to and made part of any RSU award at the discretion of and on the terms determined by the Committee, on a deferred and contingent basis, either in cash or in additional shares of Stock, but dividend equivalents or other distributions on shares of Stock under the RSUs will be deferred until and paid contingent upon vesting of such RSUs. Each grant or sale of RSUs will specify the time and manner of payment of the RSUs that have been earned. An RSU may be paid in cash, shares of Stock or any combination of the two.

Each grant of an RSU award will be evidenced by an Evidence of Award that will specify the class of Stock subject to the RSU award. Each Evidence of Award will be subject to the 2022 Plan and will contain such terms and provisions, consistent with the 2022 Plan, as the Committee may approve.

Performance Shares, Performance Units, and Cash Incentive Awards. Performance shares, performance units and cash incentive awards may also be granted to participants under the 2022 Plan. A performance share is a bookkeeping entry that records the equivalent of one share of Stock, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to a cash incentive award being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

Each grant of a cash incentive award, performance shares or performance units will specify management objectives regarding the earning of the award.

The performance period with respect to each cash incentive award or grant of performance shares or performance units will be a period of time determined by the Committee and within which the management objectives relating to such award are to be achieved, and the Evidence of Award may specify the time and terms of delivery. The award may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death, disability, or termination of employment or service of a participant or in the event of a change in control.

Each grant of performance shares, performance units or a cash incentive award will be evidenced by an Evidence of Award that will specify the time and manner of payment of such award and, if applicable, will specify the class of Stock subject to the award or to which the award relates. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in shares of Stock, in restricted stock or RSUs or in any combination thereof. Each Evidence of Award will be subject to the 2022 Plan and will contain such other terms and provisions of such award, consistent with the 2022 Plan, as the Committee may approve.

Any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional shares of Stock, which dividend equivalents will be subject in all cases to deferral and payment on a contingent basis based on the participant’s earning and vesting of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid.

Other Awards. Subject to applicable law and applicable share limits under the 2022 Plan, the Committee may authorize the grant to any participant of shares of Stock or such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Stock or factors that may influence the value of such shares of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Stock, purchase rights for shares of Stock, awards with value and payment contingent upon performance of the Company or specified subsidiaries, affiliates or other business units or any other factors designated by the Committee, and awards valued by reference to the book value of the shares of Stock or the value of securities of, or the performance of the specified subsidiaries, affiliates or other business units of the Company. The Committee will determine the terms and conditions of any such awards and will specify the class of Stock subject to the awards or to which the awards relate. Shares of Stock delivered under an award in the nature of a purchase right granted under the 2022 Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, shares of Stock, other awards, notes or other property, as the Committee determines.

In addition, the Committee may grant cash awards, as an element of or supplement to any other awards granted under the 2022 Plan. The Committee may also authorize the grant of shares of Stock as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the 2022 Plan or under other plans or compensatory arrangements, subject to terms determined by the Committee in a manner than complies with Section 409A of the Code.

Other Awards may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, disability, or termination of employment or service of a participant or in the event of a change in control. The Committee may provide for the payment of dividends or dividend equivalents on Other Awards in cash or in additional shares of Stock. However, dividend equivalents or other distributions on shares of Stock underlying Other Awards will be deferred until, and paid contingent upon, the earning and vesting of such awards.

Change in Control. The 2022 Plan includes a definition of “change in control.” In general, except as may be otherwise prescribed by the Committee in an Evidence of Award, a change in control will be deemed to have occurred if (subject to certain exceptions and limitations and as further described in the 2022 Plan): (1) a person or group becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power represented by the outstanding voting stock of the Company, excluding acquisitions directly from or by the Company, by any employee benefit plan (or related trust) sponsored or maintained by the Company or certain affiliates, or by certain “permitted holders” (as defined in the 2022 Plan); (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority of the Board, unless their replacements are approved as described in the 2022 Plan (subject to certain exceptions); (3) the Company closes a merger, or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, in any such event pursuant to a transaction in which the outstanding voting stock of the Company is converted into or exchanged for cash, securities or other property, other than any transaction where the outstanding voting stock of the Company is converted into or exchanged for voting stock of the surviving or transferee corporation and immediately after such transaction, no person or group, other than the permitted holders, is the beneficial owner, directly or indirectly, of more than 50% of the total voting power represented by the outstanding voting stock of the surviving or transferee corporation; or (4) the Company’s shareholders approve its complete liquidation or dissolution.

Management Objectives. The 2022 Plan generally provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives.

Management objectives are defined as the measurable performance objective or objectives established pursuant to the 2022 Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the Committee, stock options, SARs, restricted stock, RSUs, dividend equivalents or Other Awards.

Additionally, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the goals or actual levels of achievement regarding the management objectives, in whole or in part, as the Committee deems appropriate and equitable.

The management objectives applicable to an award under the 2022 Plan, if any, shall be determined by the Committee, and may be based on one or more, or a combination, of metrics under the following categories or such other metrics as may be determined by the Committee (including relative or growth achievement regarding such metrics):

●

Profits (e.g., gross profit, gross profit growth, operating income, earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, net income (before or after taxes), consolidated net income, net earnings, net sales, cost of sales, basic or diluted earnings per share (before or after taxes), residual or economic earnings, net operating profit (before or after taxes), or economic profit);

●

Cash Flow (e.g., actual or adjusted earnings before or after interest, taxes, depreciation and/or amortization (including EBIT and EBITDA), free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, operating cash flow (including as defined in any credit agreement), total cash flow, cash flow in excess of cost of capital or residual cash flow, cash flow return on investment, broadcast cash flow, or broadcast cash flow less cash corporate expenses);

●	Returns (e.g., profits or cash flow returns on: assets, investment, capital, invested capital, net capital employed, equity, or sales);

●	Working Capital (e.g., working capital targets, working capital divided by sales);

●	Profit Margins (e.g., profits divided by revenues or gross margins and material margins divided by revenues);

●	Liquidity Measures (e.g., debt-to-capital; debt-to-EBITDA; total debt ratio; total leverage ratio, net of all cash; or leverage ratios as defined in any credit agreement);

●

Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenue, net revenue, revenue growth, net revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to stockholders, sales and administrative costs divided by sales, or sales and administrative costs divided by profits); and

●

Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, market share, geographic business expansion goals, expense targets or cost reduction goals, general and administrative expense savings, selling, general and administrative expenses, objective measures of client/customer satisfaction, employee satisfaction, employee retention, management of employment practices and employee benefits, supervision of litigation and information technology, productivity ratios, economic value added (or another measure of profitability that considers the cost of capital employed), product quality, or goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

Transferability of Awards. Except as otherwise provided by the Committee, and subject to the terms of the 2022 Plan with respect to Section 409A of the Code, no stock option, SAR, restricted stock, RSU, performance share, performance unit, cash incentive award, Other Award or dividend equivalents paid with respect to awards made under the 2022 Plan will be transferrable by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the 2022 Plan be transferred for value. Except as otherwise determined by the Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.

The Committee may specify on the grant date that all or part of the shares of Stock that are subject to awards under the 2022 Plan will be subject to further restrictions on transfer.

Adjustments; Corporate Transactions. The Committee will make or provide for such adjustments in: (1) the number of and kind of shares of Stock covered by outstanding stock options, SARs, restricted stock, RSUs, performance shares and performance units granted under the 2022 Plan; (2) if applicable, the number of and kind of shares of Stock covered by Other Awards granted pursuant to the 2022 Plan; (3) the exercise price or base price provided in outstanding stock options and SARs, respectively; (4) cash incentive awards; and (5) other award terms, as the Committee in its sole discretion, exercised in good faith determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

In the event of any such transaction or event, or in the event of a change in control of the Company, the Committee may provide in substitution for any or all outstanding awards under the 2022 Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control of the Company, the Committee may in its discretion elect to cancel such stock option SAR without any payment to the person holding such stock option or SAR. The Committee will make or provide for such adjustments to the number of shares of Stock available for issuance under the 2022 Plan and the share limits of the 2022 Plan as the Committee in its sole discretion, exercised in good faith, determines to be appropriate in connection with such transaction or event. However, any adjustment to the limit on the number of shares of Stock that may be issued upon exercise of Incentive Stock Options will be made only if and to the extent such adjustment would not cause any stock option intended to qualify as an Incentive Stock Option to fail to so qualify.

Prohibition on Repricing. Except in connection with certain corporate transactions or changes in the capital structure of the Company or in connection with a change in control, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or SARs, respectively, or (2) cancel outstanding “underwater” stock options or SARs (including following a Participant’s voluntary surrender of “underwater” stock options or SARs) in exchange for cash, Other Awards or stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs, as applicable, without shareholder approval. The 2022 Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and SARs and that it may not be amended without approval by our shareholders.

Detrimental Activity and Recapture. Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if any participant, either during employment or other service with us or a subsidiary or within a specified period after such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, any Evidence of Award or such clawback policy may provide for cancellation or forfeiture of an award or the forfeiture and repayment of any shares of Stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules and regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the shares of Stock may be traded.

Grants to Non-U.S. Based Participants. In order to facilitate the making of any grant or combination of grants under the 2022 Plan, the Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by the Company or any of its subsidiaries outside of the United States of America or who provide services to the Company or any of its subsidiaries under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the 2022 Plan (including sub-plans) (to be considered part of the 2022 Plan) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements will include any provisions that are inconsistent with the terms of the 2022 Plan as then in effect unless the 2022 Plan could have been amended to eliminate such inconsistency without further approval by our shareholders.

Withholding. To the extent the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the 2022 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements, in the discretion of the Committee, may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of shares of Stock, and such participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, we will withhold shares of Stock having a value equal to the amount required to be withheld. When a participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Committee may require the participant to satisfy the obligation, in whole or in part, by having withheld, from the shares delivered or required to be delivered to the participant, shares of Stock having a value equal to the amount required to be withheld or by delivering to us other shares of Stock held by such participant. The shares used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Stock on the date the benefit is to be included in the participant’s income. In no event will the fair market value of the shares of Stock to be withheld and delivered pursuant to the 2022 Plan exceed the minimum amount required to be withheld, unless (1) an additional amount can be withheld and not result in adverse accounting consequences and (2) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of shares of Stock acquired upon the exercise of stock options.

No Right to Continued Employment. The 2022 Plan does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiaries.

Effective Date of the 2022 Plan. The 2022 Plan will become effective on the date it is approved by the Company’s shareholders. No grants will be made under the 2017 Plan on or after the date on which our shareholders approve the 2022 Plan, provided that outstanding awards granted under the 2017 Plan will continue following such date.

Amendment and Termination of the 2022 Plan. The Board generally may amend the 2022 Plan from time to time in whole or in part. However, if any amendment, for purposes of applicable stock exchange rules (and except as permitted under the adjustment provisions of the 2022 Plan) (1) would materially increase the benefits accruing to participants under the 2022 Plan, (2) would materially increase the number of securities which may be issued under the 2022 Plan, (3) would materially modify the requirements for participation in the 2022 Plan, or (4) must otherwise be approved by our shareholders in order to comply with applicable law or the rules of the New York Stock Exchange, or, if the shares of Stock are not traded on the New York Stock Exchange, the principal national securities exchange upon which the shares of Stock are traded or quoted, all as determined by the Board, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

Further, subject to the 2022 Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively. Except in the case of certain adjustments permitted under the 2022 Plan, no such amendment may be made that would materially impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code and subject to certain other limitations set forth in the 2022 Plan, and including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a change in control, the Committee may provide for continued vesting or accelerate the vesting of certain awards granted under the 2022 Plan or waive any other limitation or requirement under any such award.

The Board may, in its discretion, terminate the 2022 Plan at any time. Termination of the 2022 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the 2022 Plan on or after the tenth anniversary of the effective date of the 2022 Plan, but all grants made on or prior to such date will continue in effect thereafter subject to their terms and the terms of the 2022 Plan.

New Plan Benefits

It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the 2022 Plan because the grant and actual settlement of awards under the 2022 Plan are subject to the discretion of the plan administrator.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the 2022 Plan based on Federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for 2022 Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient for such restricted stock) at such time as the shares of restricted stock are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Performance Shares, Performance Units, and Cash Incentive Awards. No income generally will be recognized upon the grant of performance shares, performance units, or cash incentive awards. Upon payment in respect of the earn-out of performance shares, performance units, or cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Stock received.

Nonqualified Stock Options. In general:

●	no income will be recognized by an optionee at the time a non-qualified stock option is granted;

●

at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and

●

at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. The exercise of an Incentive Stock Option, however, may result in alternative minimum tax liability. If shares of Stock are issued to the optionee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of Stock acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs. No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Stock received on the exercise.

RSUs. No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of Stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Tax Consequences to the Company and its Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of shares of Stock under the 2022 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2022 Plan by our shareholders.

Equity Compensation Plan Information

The following table gives information about the common stock and Class A common stock that may be issued upon the exercise of options, warrants and rights under all existing equity compensation plans as of December 31, 2021:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in 1st column)
Common Stock:
Equity compensation plans approved by security holders	-	$-	2,255,213	(1)
Equity compensation plans not approved by security holders	-	$-	-
Total	-		2,255,213
Class A Common Stock:
Equity compensation plans approved by security holders	-	$-	847,522	(2)
Equity compensation plans not approved by security holders	-	$-	-
Total	-		847,522

(1)         Consists of shares of common stock issuable under our 2017 Plan.

(2)         Consists of shares of our Class A common stock that are issuable under our 2017 Plan.

The Board of Directors recommends a vote FOR the approval of the 2022 Plan.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022

Gray’s independent registered public accounting firm is appointed annually by the Audit Committee. The Audit Committee examines a number of factors when selecting a firm, including the qualifications, staffing considerations, and the independence and quality controls of the firms considered. The Audit Committee has appointed RSM US LLP as Gray’s independent registered public accounting firm to audit our financial statements and our internal control over financial reporting for the year ending December 31, 2022. RSM US LLP has served as Gray’s independent registered public accounting firm since 2006 and is considered by management to be well-qualified.

Shareholder ratification of the selection of RSM US LLP as our independent registered public accounting firm is not required but is being presented to our shareholders as a matter of good corporate practice. Notwithstanding shareholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders. Should the shareholders not ratify the selection of RSM US LLP as Gray’s independent registered public accounting firm for 2022 under this proposal, it is contemplated that the appointment of RSM US LLP for 2022 will nevertheless be permitted to stand unless the Audit Committee, upon reconsideration, finds other compelling reasons for making a change.

Representatives of RSM US LLP are expected to be present at the 2022 Annual Meeting and, if present, will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

Fees

The fees billed by RSM US LLP for 2021 and 2020 were as follows:

	2021 ($)	2020 ($)
Audit fees (1)	$2,079,709	$1,305,412
Audit-related fees (2)	125,000	124,150
Tax fees	-	-
All other fees (3)	91,350	51,000
Total	$2,296,059	$1,480,562

(1)	Audit fees include fees and expenses for the audit of the Company’s financial statements and internal control over financial reporting and fees for quarterly reviews of our reports on Form 10-Q.

(2)	Audit related fees were fees and expenses for audits of our employee benefit plans.

(3)	All other fees were for services provided in connection with various financing activities.

All audit related services, tax services and other non-audit services provided to the Company by RSM US LLP must be, and all such services and the expenses related to such services in 2021 and 2020 were, pre-approved by the Audit Committee, which also concluded that the provision of such services was compatible with the maintenance of RSM US LLP’s independence in the conduct of its auditing functions.

In accordance with its written charter, the Audit Committee reviews and discusses with RSM US LLP, on a periodic basis, any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm and pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm.

The Board recommends a vote FOR the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for 2022.

CORPORATE GOVERNANCE

General

We have adopted a Code of Ethics that applies to all of our directors, executive officers and employees. If any waiver of this Code of Ethics is granted to an executive officer, the waiver will be disclosed in a SEC filing on Form 8-K. Our Code of Ethics and the written charters of our Audit Committee, our Nominating and Corporate Governance Committee and our Compensation Committee, as well as our Corporate Governance Principles, are available on our website at www.gray.tv in the Investor Relations section under the subheading Governance Documents. All such information is also available in print to any shareholder upon request by telephone at (404) 266-8333.

Determination of Independence

After considering all applicable regulatory requirements and assessing the materiality of each director’s relationship with us, our Board has affirmatively determined that the following directors are independent in accordance with Sections 303A.02(a) and (b) of the New York Stock Exchange (the “NYSE”) listing standards and the standards set forth in the Internal Revenue Code of 1986 (the “IRC”) and the Securities Exchange Act of 1934 (the “Exchange Act”): Messrs. Boger, Elder, Garcia, Hare, McTear, Newton and Spainhour and Ms. McClain. In making its independence determinations, the Board considered the following relationships between the Company and its directors, entities associated with directors, or members of their immediate families:

●

Mr. Howell’s status as an executive officer and his family relationships with Mrs. Howell and Mrs. Harriett Robinson, a director emeritus of the Company who is Mr. Howell’s mother-in-law and Mrs. Howell’s mother, and who, together with Mr. and Mrs. Howell, beneficially owns in excess of 41.2% of the outstanding combined voting power of common stock and Class A common stock;

●	Mr. LaPlatney’s status as an executive officer of the Company; and

●	Mrs. Howell’s family relationships with Mr. Howell and Mrs. Robinson.

Communication with the Board

Gray encourages interested parties to communicate with its Board. Any interested party who wishes to communicate with the Board or with any particular director, including any independent director, may send a letter to our Corporate Secretary, Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, which communications will be forwarded to the Board by the Company’s Corporate Secretary. Any communication should indicate that you are an interested party and clearly specify that such communication is intended to be made to the entire Board or to one or more particular directors.

Attendance at Annual Meetings

The Board does not have a formal policy with respect to attendance at annual meetings of shareholders, but the Board has historically held a regularly scheduled meeting in connection with each annual meeting of the shareholders, and directors are expected to attend. All director nominees who were then serving as directors of the Company attended the 2021 Annual Meeting of Shareholders virtually.

Board Leadership Structure

Consistent with our belief that our leadership structure should reflect the best interests of the Company and our shareholders, we have not adopted a written policy with regard to whether or not the positions of Chief Executive Officer and Chairman of the Board should be held by separate individuals. Rather, we believe that the Board should remain free to determine the Company’s oversight and leadership structure from time to time based upon the availability of qualified and competent candidates. Beginning in April 2016, in light of, among other things, the Company’s significant growth and related increase in operational complexity, the desire to ensure effective communication between management and the Board, to provide strong and consistent leadership through a unified voice for the Company, and to help ensure that the Chief Executive Officer understands and can effectively and efficiently oversee the implementation of the recommendations and decisions of the Board, the Board appointed Mr. Howell to the additional role of Chairman of the Board (and then as Executive Chairman in 2019), and appointed Mr. Newton, who is an independent director, to serve in the newly created role of Lead Independent Director of the Board. As Lead Independent Director, Mr. Newton, who also serves on each committee of the Board, among other things:

●	presides over Board meetings in the absence of the Executive Chairman;

●	presides over executive sessions of the independent directors;

●	serves as a liaison between the independent directors and the Executive Chairman and Chief Executive Officer;

●	coordinates with the Executive Chairman and Chief Executive Officer in developing and approving agendas, schedules, and materials for Board meetings; and

●	is available for consultation with significant shareholders.

In accordance with Section 303A.03 of the NYSE listing standards, the independent non-management directors meet in executive sessions without management or non-independent directors present on a periodic basis.  This occurred three times during 2021.  Mr. Newton, as Lead Independent Director of the Board, presided over these meetings.

Related Party Transactions

With respect to potential transactions with related parties required to be disclosed pursuant to Item 404(a) of Regulation S-K, the Audit Committee charter provides that the Audit Committee must review and approve such transactions in advance after full disclosure of the nature and extent of the related party’s interest in any such transaction. See “Certain Relationships and Related Party Transactions” for a description of such related party transactions since the beginning of 2021 or that are currently proposed.

Board Committees and Membership

The Board held twelve meetings during 2021. During 2021, each of the directors attended at least 75% of the meetings of the Board and of all committees of the Board on which such director served.

Our Board has the following committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee and the Executive Committee.

Audit Committee.  The purpose of the Audit Committee, which is set forth in its charter, is, among other things, to assist the Board in its oversight of the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; and the performance of the Company’s internal audit function and independent auditor. The Audit Committee held four meetings during 2021. The current members of the Audit Committee are Messrs. Boger, Elder, Hare and Newton (as Chairman). The Board has affirmatively determined that each of Mr. Elder and Mr. Hare is an “audit committee financial expert” as that term is defined under applicable SEC rules. The identification of each of Mr. Elder and Mr. Hare as an audit committee financial expert does not impose on him any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on the other members of the Audit Committee. The Board has determined that all members of the Audit Committee are independent in accordance with NYSE and SEC rules governing audit committee member independence. The report of the Audit Committee is set forth in this proxy statement under the heading “Report of Audit Committee.”

Compensation Committee.  The purpose of the Compensation Committee is to carry out the overall responsibility of the Board relating to executive officer compensation. In carrying out this purpose, the Compensation Committee has the responsibility, as set forth in its charter, to, among other things, establish and review the overall compensation philosophy of the Company; review and approve our goals and objectives relevant to the CEO’s and other executive officers’ compensation; and evaluate the performance of the CEO and other executive officers in light of established goals and objectives and, based on such evaluation, determine and approve compensation of the CEO and other executive officers. The Compensation Committee also administers the Company’s various equity incentive plans. The Compensation Committee held four meetings in 2021. The current members of the Compensation Committee are Messrs. Boger (as Chairman), Garcia, McTear and Newton. The Board has affirmatively determined that all members of the Compensation Committee are independent, in accordance with NYSE, SEC and IRC rules governing independence. The report of the Compensation Committee is set forth in this proxy statement under the heading “Report of Compensation Committee.”

Nominating and Corporate Governance Committee.  The purpose of the Nominating and Corporate Governance Committee, as set forth in its charter, is to, among other things, assist the Board in fulfilling its responsibilities to shareholders by identifying individuals qualified to become directors of the Company, recommending candidates to the Board for all directorships, developing and recommending to the Board an applicable set of corporate governance principles, and overseeing the evaluation of the Board and management. The Nominating and Corporate Governance Committee held two meetings in 2021. The current members of the Nominating and Corporate Governance Committee are Messrs. Boger, Hare (as Chairman), Newton and Spainhour. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent in accordance with NYSE and SEC rules governing nominating committee independence. In recommending candidates to the Board for nomination as directors, the Nominating and Corporate Governance Committee strives to identify individuals who bring a unique perspective to Gray’s leadership and contribute to the overall diversity of our Board. Although the Nominating and Corporate Governance Committee has not adopted a specific written diversity policy for nominations, we believe that a diversity of experience, gender, race, ethnicity and age contributes to effective governance for the benefit of our shareholders. In practice, the Nominating and Corporate Governance Committee considers such characteristics together with the other qualities considered necessary by the Nominating and Corporate Governance Committee, such as requisite judgment, skill, integrity and experience. The Nominating and Corporate Governance Committee does not assign a particular weight to these individual factors. Rather, the Nominating and Corporate Governance Committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide shareholders with a diverse and experienced Board. Historically, the Nominating and Corporate Governance Committee has not determined a need to use a recruiting firm to assist with this process.

Executive Committee.  The Executive Committee is authorized, subject to any legal or regulatory limits or as specified by the Board, to take such actions between meetings of the Board, as necessary to manage our business affairs, and to facilitate communication and coordination among the senior leadership of our Board.  The current members of the Executive Committee are Messrs. Boger, Howell and Newton

Selection of Director-Nominees

The Nominating and Corporate Governance Committee will consider recommendations for director nominees submitted by shareholders. The Nominating and Corporate Governance Committee’s evaluation of candidates recommended by our shareholders does not differ materially from its evaluation of candidates recommended from other sources. Shareholders wishing to recommend director candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to our Corporate Secretary, giving the candidate’s name, biographical data, qualifications and all other information that is required to be disclosed under the applicable rules and regulations of the SEC. The foregoing information should be forwarded to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.

Risk Management

Management of the Company is responsible for the Company’s day-to-day risk management, and the Board serves in an oversight role, including with respect to risk management.  The Audit Committee assists the Board in fulfilling this risk management oversight function.  The Audit Committee and management of the Company periodically review the Company’s policies with respect to risk assessment and risk management, including major financial risk exposures and the internal controls and procedures in place to manage such risks, as well as the steps that management takes to monitor and control such exposures.  In addition, the Audit Committee and the Board consider risk-related matters on an on-going basis in connection with deliberations regarding specific transactions and issues. The Compensation Committee provides oversight of the Company’s risk management processes in the design, implementation and operation of the Company’s incentive compensation policies, practices and plans for executive officers and other employees.  The Company believes that the Board’s leadership structure supports the risk oversight function of the Board.  Experienced directors chair each of the various committees, there is open communication between management and members of the Board, and the Board is active in fulfilling its oversight role of risk management.

Social Responsibility

At Gray, we are committed to empowering each person within the Company to grow, thrive and deliver positive impact to those around us. While we have continued to expand our broadcasting footprint, we have remained committed to keeping news local and doing what we can to ensure our stations continue to remain fixtures in their communities. Connecting with each of the communities that we serve every day is an essential tenet of our corporate mission. We believe that this guiding vision helps us benefit our stockholders, our employees and other stakeholders, the environment and the communities we serve.

Our Workplace and Employees

Successful execution of our strategy depends on attracting, developing and retaining key employees and members of our management team. We believe the substantial skills, experience and industry knowledge of our employees and our training programs benefit our operations and our performance. There are several ways in which we attract, develop, and retain highly qualified talent, including:

●

Training and investing in our employees. With competitive wages, healthcare benefits, a defined contribution retirement program and opportunities for job training and advancement, our employees develop skills and expertise necessary to build careers;

●

Focusing on a safe and healthy workplace. We value our employees and are committed to providing a safe and healthy workplace. All employees are required to comply with Company safety rules and expectations and are expected to actively contribute to making our company a safer place to work. In response to the COVID-19 pandemic, we continue to maintain operations while employing the latest guidelines to promote the health of our employees including a requirement that all employees be fully vaccinated against COVID-19 (except where otherwise required by applicable law); and

●

Driving a diverse and inclusive culture. We are committed to diversity and inclusion in every aspect of our business. As we strive to deliver high-quality products and services that exceed expectations, we embrace the unique perspectives and experiences of our employees and partners and the communities we serve. We strive to continue to enhance diversity at every level of our organization, including among our senior leaders.

For instance, we launched a formal Diversity, Equity and Inclusion (“DEI”) training program in 2020 that involved all managers. We also created discussion groups of employees with diverse backgrounds and experience to identify how the Company can take action to ensure that all employees have a respectful and exciting career experience with Gray. The Company seeks to implement the recommendations from those groups and works with DEI professionals to continue our progress.

More recently, in February 2022, we announced plans to create the Gray Media Training Center in partnership with WLBT, our top-ranked television station in Jackson, Mississippi.  This media training program will prepare students for today’s unique operating environment, while simultaneously improving diversity, equity, and inclusion in media. The center is designed to educate and train students who attend Mississippi colleges and universities, with a focus on Historically Black Colleges and Universities in the state. Students who are selected to participate in the center’s programs will learn today’s best practices for broadcast and digital journalism. They also will receive training in production, sales, operations, IT, engineering, coding and marketing, and have the opportunity to create a weekly public affairs show that will be shot, edited, produced, directed and hosted by students.

●	Gray also partners with the Emma Bowen Foundation to provide students of color multi-year paid internships.

Our Commitment to the Environment

We know that the world is waking up to its environmental responsibility, and across our businesses we are committed to operating responsibly and efficiently, and to reducing environmental risks, including those related to climate change, associated with our operations. We seek to implement business practices and initiatives that promote sustainability for the good of tomorrow. As part of those efforts, we are seeking to implement resource efficiency initiatives and to identify opportunities to make further improvements.

Our transition to remote and flexible work environment that we implemented as part of our response to the COVID-19 pandemic has permitted modernization and resizing of certain physical offices as well as a reduction in the time and impact from routine commuting into offices from pre-pandemic levels.

In addition, we continually invest in a number of resource efficiency initiatives and continuously look for opportunities to make further improvements. Our ongoing initiatives to reduce energy consumption and related greenhouse gas emissions include:

●	Consolidation of technology core and station operational systems that reduce the electronic footprint needed to operate a television station;

●	Transmitter technology enhancements resulting in material savings in electricity consumption with newer equipment.

●	Responsible disposal and recycling of aged electronics;

●	Routine replacement of vehicles with more efficient models;

●	Installation of energy efficient lighting in existing facilities and throughout new builds, especially with regard to studio lighting; and

●	Installation of new energy-efficient HVAC systems and controls that also eliminate use of previously standard refrigerant elements in order to lessen the impact on ozone layers.

Furthermore, as a local news broadcaster, we believe that it is our responsibility to produce programming that increases viewers’ general awareness of environmental issues and that helps provide them with information about actions that they can take to help improve environmental sustainability.

Our Commitment to the Communities We Serve

As a local television broadcaster, Gray’s mission and responsibility is to provide accurate and unbiased informative news and community support that our viewers can count on. We are the second largest television broadcasting company in the United States, and we have the most Number One rated stations of any broadcaster in the country. We are committed to journalistic integrity, and our local stations are routinely recognized for their journalistic achievements through local, regional and national awards. Our National Investigative Team, “InvestigateTV”, provides innovative, original investigative journalism programming for Gray’s 113 television stations and other digital platforms.

We also strive to support and embrace the communities we serve as true members of those communities. We sponsor and participate in a wide array of community engagement activities, including supporting local food banks, education initiatives and local relief organizations. Our stations and employees regularly come together to raise money and awareness for communities that are impacted by extraordinary weather events, such as hurricanes and floods. In 2016, Gray launched Focus on Caring, a charitable organization that is funded by employees with matching contributions from the Company, that directs money to Gray employees and their families facing financial hardship from unforeseen catastrophic events. Since its creation, Focus on Caring has distributed over one-half of one million dollars to Gray employees.

We believe that truly participating in and supporting the communities that we serve not only enhances the quality of our business operations, but also allows us to contribute to the greater good of society and communities of which we are a part.

STOCK OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of our Class A common stock and our common stock as of March 4, 2022 by (i) any person who is known to us to be the beneficial owner of more than 5.0% of our Class A common stock or our common stock, (ii) our current directors (all of whom are also nominees for director), (iii) each current executive officer named in the Summary Compensation Table below and (iv) all current directors, director nominees, and current executive officers as a group. For purposes of this table, a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of such security, or the power to dispose or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities that such person has the right to acquire beneficial ownership of within 60 days. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information as to beneficial ownership has been furnished by the respective persons listed in the following table. The percentages of each class are based on 87,809,422 shares of common stock and 7,573,222 shares of Class A common stock outstanding as of March 4, 2022. Shares underlying outstanding stock options exercisable within 60 days of such date are deemed to be outstanding for purposes of calculating the percentage owned by such holder.

	Class A Common Stock Beneficially Owned (GTNA)		Common Stock Beneficially Owned (GTN)		Combined Voting Power of Common Stock and Class A Common Stock
Name	Shares	Percent	Shares	Percent	Percent
Richard L. Boger	11,383	*	39,163	*	*
T. L. Elder	25,060	*	44,862	*	*
Luis A. Garcia	6,917	*	23,438	*	*
Richard B. Hare	9,607	*	22,288	*	*
Hilton H. Howell, Jr.(1)	2,770,689	36.6%	1,509,029	1.7%	17.9%
Robin R. Howell(2)	2,770,689	36.6%	1,509,029	1.7%	17.9%
Howell W. Newton	22,195	*	65,443	*	*
Donald P. LaPlatney(3)	-	*	512,639	*	*
Lorraine McClain(4)	-	*	-	*	*
Paul H. McTear	-	*	55,254	*	*
Harriett J. Robinson(5)	4,736,762	62.5%	1,635,486	1.9%	30.0%
Sterling A. Spainhour, Jr.	-	*	5,920	*	*
Kevin P. Latek(6)	53,517	*	311,563	*	*
James C. Ryan(7)	-	*	525,365	*	*
Robert L. Smith(8)	-	*	293,877	*	*
Atlantic American Corporation(9)	880,272	11.6%	106,000	*	5.4%
Dimensional Fund Advisors, LP(10)	-	*	6,344,796	7.2%	3.9%
BlackRock, Inc.(11)	-	*	5,932,608	6.8%	3.6%
The Vanguard Group(12)	-	*	4,548,835	5.2%	2.8%
Associated Entities of Retirement Systems of Alabama(13)	-		7,126,750	8.1%	4.4%
Manoj Bhargava(14)	-	*	7,831,798	8.9%	4.8%
All current directors, director nominees and executive officers as a group (14 persons)(15)	6,637,130	87.6%	4,211,827	4.8%	43.2%

*	Less than 1%.

(1)

Includes: (a) 81,635 shares of Class A common stock and 52,079 shares of common stock owned by Mr. Howell’s wife or children directly, as to which shares he disclaims beneficial ownership; (b) 999,000 shares of Class A common stock; (c) 832,500 shares of common stock held in trusts for the benefit of his children, as to which shares he disclaims beneficial ownership; (d) 500 shares of Class A common stock owned by his children as to which shares he disclaims beneficial ownership; and (e) 6,841 shares of common stock held through his 401(k) plan. Also includes 741,111 restricted shares of Class A common stock as to which Mr. Howell has voting, but not dispositive, power.

(2)

Includes: (a) an aggregate of 1,689,554 shares of Class A common stock and 624,450 shares of common stock owned directly by Mrs. Howell’s husband or held through his 401(k) plan (including the 741,111 restricted shares of Class A common stock included in note (1) above); (b) 500 shares of Class A common stock owned by her children; and (c) 999,000 shares of Class A common stock and 832,500 shares of common stock held in trusts for the benefit of her children. Mrs. Howell disclaims beneficial ownership of all such securities. In addition, this excludes shares beneficially held by Mrs. Robinson as trustee for the benefit of Mrs. Howell, as to which Mrs. Howell has no voting or dispositive power.

(3)	Includes 348,157 restricted shares of common stock as to which Mr. LaPlatney has voting, but not dispositive power.

(4)	Ms. McClain was appointed to the Board effective on March 1, 2022.

(5)

Includes an aggregate of 2,188,180 shares of Class A common stock and 942,250 shares of the common stock held by various trusts for the benefit of Mrs. Robinson’s daughters or grandchildren, with respect to which Mrs. Robinson serves as trustee. Mrs. Robinson disclaims beneficial ownership of all such securities. Also, this includes an aggregate of 1,540,115 shares of Class A common stock and 251,000 shares of common stock owned by certain entities controlled by Mrs. Robinson. The address for Mrs. Robinson is 4370 Peachtree Road N.E., Atlanta, Georgia 30319.

(6)	Includes 237,514 restricted shares of common stock as to which Mr. Latek has voting, but not dispositive, power.

(7)	Includes: (a) 7,117 shares of common stock held through his 401(k) plan; and (b) 234,237 restricted shares of common stock as to which Mr. Ryan has voting, but not dispositive, power.

(8)

Includes: (a) 69 shares of common stock held through his 401(k) plan; (b) 102,342 shares of common stock held through his Living Trust; and (c) 207,284 restricted shares of common stock as to which Mr. Smith has voting, but not dispositive, power.

(9)

This information is based solely on Gray’s review of a Schedule 13G filed with the SEC on December 18, 2019 by Atlantic American Corporation. Bankers Fidelity Life Insurance Company, a wholly-owned subsidiary of the company, owns directly 880,272 shares of Class A common stock. American Southern Insurance Co., a wholly-owned subsidiary of the company, owns directly 50,000 shares of common stock. The address of Atlantic American Corporation is 4370 Peachtree Road, NE, Atlanta, GA 30319.

(10)

This information is based solely on Gray’s review of a Schedule 13G/A filed with the SEC on February 14, 2022 by Dimensional Fund Advisors LP as an investment advisor or investment manager. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, Texas 78746.

(11)

This information is based solely on Gray’s review of a Schedule 13G/A filed with the SEC on February 1, 2022 by BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(12)

This information is based solely on Gray’s review of a Schedule 13G filed with the SEC on February 9, 2022 by The Vanguard Group. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(13)

This information is based solely on Gray’s review of a Schedule 13G filed with the SEC on January 24, 2020 by Retirement Systems of Alabama and the RSA Entities (as defined below). Represents (i) 4,158,670 shares of common stock held of record by Teachers’ Retirement System of Alabama (“TRS”), (ii) 2,968,080 shares of common stock held of record by Employees’ Retirement System of Alabama (“ERS”) (which includes and administers the Judicial Retirement Fund) (together with TRS, the “RSA Entities”). The address for each of the RSA Entities is c/o Retirement Systems of Alabama, P.O. Box 302150, Montgomery AL 36130-2150.

(14)

This information is based solely on Gray’s review of a Schedule 13G/A filed with the SEC on February 14, 2022 by MBX Capital, LLC (“MBX Capital”), Manoj Bhargava, Simplify Inventions, LLC (“Simplify Inventions”), Innovation Ventures, LLC (“Innovations Ventures”) and Hans Singapore Investments Pte. Ltd (“Hans Singapore”). The address of each of MBX Capital, Simplify Inventions and Innovation Ventures is 38955 Hills Tech Drive, Farmington Hills, MI 48331. The address of Mr. Bhargava is 29190 Earth Lane, Farmington Hills, MI 48331. The address of Hans Singapore is 6 Shenton Way #25-08, OUE Downtown, Singapore 068809.

(15)

Includes: (a) 741,111 restricted shares of Class A common stock and 1,074,552 restricted shares of common stock, as to which the directors and executive officers have voting, but not dispositive, power and (b) shares held by Mrs. Robinson, director emeritus.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Named Executive Officers

The following discussion is focused primarily on the Company’s compensation philosophy, policies and programs as they relate to, and amounts paid or payable to, our executive officers for their services during 2021. Those executive officers consist of the following individuals, who are referred to as our “named executive officers” or the “NEOs”:

Name	Executive Officer Since	Age	Position
Hilton H. Howell, Jr.	2000	60	Executive Chairman and Chief Executive Officer
Donald P. (“Pat”) LaPlatney	2019	62	President and Co-Chief Executive Officer
James C. (“Jim”) Ryan	1998	61	Executive Vice President, Chief Financial Officer
Kevin P. Latek	2012	51	Executive Vice President, Chief Legal and Development Officer and Secretary
Robert L. (“Bob”) Smith	2018	59	Executive Vice President, Chief Operating Officer, Local Media

Philosophy and Elements of Compensation Program

The goals of our executive compensation program are to attract, retain, motivate and reward our executive officers. We believe that the most appropriate executive compensation program is one that is competitive, yet conservatively designed, and that aligns long-term compensation with the creation of shareholder value and good corporate governance.

We have designed our executive compensation program to reflect the following best practices:

What We Do	What We Don’t Do

●     Provide pay opportunities that are appropriate to the size and scale of the Company;

●     Disclose financial performance metrics and goals used in our incentives programs;

●     Provide only limited perquisites;

●     Maintain meaningful executive stock ownership and retention guidelines;

●     Annually review the risk profile of compensation programs and maintain risk mitigators;

●     Provide moderate change-in-control protection;

●     Require double-trigger change-in-control vesting on long-term equity awards;

●     Maintain a clawback policy allowing recovery of cash or equity-based compensation upon a material financial restatement;

●     Retain an independent compensation consultant engaged by, and who reports directly to, the Compensation Committee; and

●     Align pay with performance, as a majority of compensation is performance-based.

●     Pay dividends or dividend equivalents on unearned equity awards;

●     Allow repricing or backdating of stock options without shareholder approval;

●     Provide excise tax gross ups;

●     Allow executive officers to hedge Company stock;

●     Provide special supplemental executive retirement programs; and

●     Provide tax gross-ups on perquisites.

The overall compensation program for our executive officers is designed to provide the Compensation Committee with the flexibility to offer a combination of cash (both fixed and incentive-based) and equity-based compensation opportunities in order to retain, motivate and reward our executive officers, as well as to align their interests with those of our shareholders. To accomplish these goals, the Compensation Committee strives to achieve an appropriate level of compensation in order to:

●

motivate our executive officers to deliver superior performance in the short-term by providing competitive base salary increases, and annual incentive opportunities based upon satisfying specific achievements;

●

align the interests of our executive officers with the long-term interests of our shareholders through the grant of equity-based compensation that offers market-competitive, long-term compensation opportunities, with the potential for enhanced compensation in extraordinary circumstances;

●	provide upside and downside risk aligned with other shareholders through meaningful stock ownership by our executive officers;

●	provide an overall compensation package that promotes retention of our executives and is aligned with the defined target market position; and

●	in exceptional circumstances, reward extraordinary performance with special one-time awards.

The primary components of our executive compensation and benefit programs are summarized in the following table:

Program Element	Purpose/Objective
Fixed	Base Salary

●     Provide a base level of compensation that is competitive in relation to the responsibilities of each executive’s position in order to attract and retain the talent needed to successfully manage our business and execute our strategies, and reward individual performance

At Risk	Annual Non-Equity Incentive Opportunity Long-Term Equity Incentive Opportunity

●     Promote the achievement of the Company’s annual strategic, operational and financial goals

●     Align the interests of executives with those of our shareholders

●     Motivate and reward executives based upon our success in delivering superior value to our shareholders

●     Retain the executive talent necessary to successfully manage our business and execute our strategies

Benefits	Retirement Programs	● Reward employees through retirement savings opportunities and provide a competitive level of benefits consistent with market practices

Program Element	Purpose/Objective
Perquisites

●     Provide limited additional benefits consistent with competitive practices

●     Increase efficiencies and allow more productive use of NEOs’ time and therefore greater focus on company-related activities

Post-Termination Compensation and Benefits	● Attract and retain high-quality executives by providing a reasonable level of financial stability in the event of involuntary termination

Overview of 2021 Performance and Compensation

During 2021, our Company, our employees, our advertisers, our viewers and the communities we serve, as well as the United States and the world at large, continued to face unprecedented challenges as a result of the global COVID-19 pandemic and the related economic consequences. Our Company, nevertheless, made significant progress toward a full recovery from the pandemic challenges both financially as well as operationally. At the same time, the Company relentlessly pursued and achieved key operational and strategic objectives for the year, including the negotiation, execution, financing, closing, and initial integration of the Quincy Media, Inc. and Meredith Corporation acquisitions. Achieving those transformational strategic goals resulted in Gray Television becoming the second largest television broadcaster in the United States based on revenues.

The Compensation Committee’s philosophy and decisions during 2021 continued to be driven by the objectives of motivating our executives and recognizing them for their unwavering efforts and leadership through the pandemic and recovery. The Committee in particular recognized the positive long-term developments that the Company and its executives were able to achieve during the year.

Consistent with the approach in prior years, actual compensation paid in and for 2021 was intended to reward a number of significant achievements, particularly in light of our overall and each individual officer’s performance, despite the pandemic, in successfully executing on our operational and strategic objectives. The Committee believes the Company’s performance in 2021 resulted from not only the extraordinary strategic undertakings by senior management, but also their operational successes, all of which continue to contribute to building long-term value for the Company’s shareholders, including, but not limited, to the following:

●	achieving record revenues and operating results due to our strong operations, efficient workflows, prudent cost management, strategic sales initiatives and training, and focused management efforts;

●	achieving record annual revenue of approximately $2.4 billion, which was a 14% increase over 2019; and record broadcast cash flow of $813 million, which was a 12% increase over 2019;

●	continuing to rank first among television broadcast affiliate groups in portfolio quality based upon station rankings in their markets;

●

continuing to rank first among publicly-traded television broadcast affiliate groups in both broadcast revenue and political advertising revenue per television household according to the most recent data available;

●	continued success in developing and implementing original programming and content as well as new strategic programming initiatives;

●	further strengthening our operational efficiency and our overall balance sheet through our financial performance and disciplined financial management; and

●	the creation and execution of strategic acquisitions that transformed the Company into the nation’s second largest broadcast television owner.

As a result of these and other accomplishments by management throughout 2021, the annual non-equity incentive compensation program paid out at 149% of target for all NEOs, including the CEO.

A majority of total compensation in 2021 (base salary, non-equity incentive compensation paid and long-term equity incentive awards granted) is considered “at risk”, meaning that the compensation either is subject to stock price volatility or would only be earned by the Company or the individual meeting annual performance goals. The composition of “at risk” pay in 2021 for the NEOs was as follows:

When the Compensation Committee convened in early 2021 to consider compensation decisions for 2021, Mr. Howell informed the Committee that, in light of the challenges that many of our employees and communities have continued to face as a result of the pandemic, each of the NEOs had requested that his base salary and incentive compensation opportunities not increase over 2020 levels for 2021.

Compensation Framework: How We Make Decisions

Role of the Compensation Committee

The Compensation Committee of the Board maintains responsibility for establishing, reviewing and implementing our overall executive compensation philosophy. The Compensation Committee also administers our executive compensation programs through the development, evaluation and implementation of compensation plans, policies and arrangements for our executive officers; the approval of the compensation of each of our Named Executive Officers; and by administering our equity incentive plans. The Compensation Committee consists of four members of our Board: Messrs. Boger (as Chairman), Garcia, McTear and Newton. The Board has affirmatively determined that all members of the Compensation Committee are independent in accordance with applicable NYSE, SEC and IRC rules governing independence.

Role of the Independent Compensation Consultant

In evaluating, developing and implementing a compensation framework, policies and awards, the Compensation Committee works closely with an independent compensation consultant. The Compensation Committee directly hires, and has sole authority to terminate, the compensation consultant and to determine the terms and conditions of their engagement. The compensation consultant reports directly to the Compensation Committee.

For 2021, the Compensation Committee again engaged Meridian Compensation Partners, LLC (“Meridian”), a leading compensation consulting firm, as its compensation consultant to advise the Compensation Committee in connection with the development and ongoing implementation of Gray’s compensation philosophy, policies and practices, including through:

●

striving to ensure an appropriate benchmarking of compensation for each executive based on his role, as compared to market data for similar roles within the Company’s peer group, including an annual review, and updates where appropriate to that peer group, described below;

●

establishing goals under the Company’s annual non-equity incentive compensation program based on achievement of defined quantitative financial metrics, as well as qualitative goals and objectives established in the first quarter of the fiscal year;

●

evaluating developments at the Company, in the television broadcast industry and the economy to ensure the Company’s incentive compensation program operates effectively and provides appropriate compensation and retention incentives to the executives; and

●	applying appropriately updated methodologies and market data in making incentive compensation decisions, all as described below.

The Compensation Committee takes steps to monitor and manage the independence of its compensation consultant, and as part of that process annually reviews the role and responsibilities of the compensation consultant and considers the independence factors established by the SEC related to conflicts of interest. As a result of the policies and procedures in place with respect to its compensation consultant, the Compensation Committee believes that Meridian is able to provide candid, direct and objective advice to the Compensation Committee that is not influenced by management. Meridian does not have a relationship with, nor in 2021 did it provide any services to, the Company or the Compensation Committee other than in connection with the engagement as described above. As a result, the Compensation Committee believes that Meridian is fully independent for purposes of serving as the Compensation Committee’s compensation consultant.

Role of Executive Officers

At the request of the Compensation Committee, Mr. Howell, the Company’s Executive Chairman and Chief Executive Officer, often participates in meetings of the Compensation Committee to provide input and answer questions related to management, business objectives and the performance of Gray and its executive officers. Mr. Howell presents individual pay recommendations for each of the NEOs, other than himself, and provides updates to the Committee on individual and Company performance as it relates to incentive plan progress. Neither Mr. Howell nor any other employee of the Company is present when the Compensation Committee meets in executive session to make executive officer compensation decisions.

Mr. Latek and Mr. Ryan may also participate in Compensation Committee meetings at the request of the Committee from time to time to provide input and recommendations for consideration of elements of program design and factors to be considered in establishing incentive compensation objectives.

Consideration of Say-On-Pay Vote and Related Matters

Since the adoption of the Dodd-Frank Act, Gray’s shareholders have been given the right to vote to approve, on an advisory, non-binding basis, the compensation of Gray’s NEOs at specified intervals. At Gray’s 2017 Annual Meeting, the shareholders approved a proposal providing that the shareholders would continue to vote on such compensation every three years. Gray’s shareholders had the opportunity to consider and vote to approve, on a non-binding advisory basis, the compensation of Gray’s NEOs at Gray’s 2020 Annual Meeting and will be provided another opportunity to vote on such compensation at Gray’s 2023 Annual Meeting. At Gray’s 2020 Annual Meeting, approximately 82% of the votes cast on our advisory say-on-pay proposal were voted to approve the compensation paid to our NEOs.

Since 2017, the Compensation Committee has engaged Meridian to conduct a comprehensive evaluation of our executive compensation program structure and governance processes, and continually reviews the goals, elements and operation of our compensation programs, and takes into account say-on-pay voting results. From time to time, the Compensation Committee also engages in dialogue or obtains other feedback about our compensation programs from key shareholders. These ongoing efforts by the Compensation Committee have resulted in the refinements to the compensation programs in an effort to:

●	Increase transparency through enhanced disclosure;

●	Limit discretionary payouts, particularly when performance thresholds are not achieved;

●	Increase individual accountability and line of sight;

●	More closely align to market practice, both in quantum and in plan design;

●	Focus on the achievement of specific quantitative and qualitative performance objectives;

●	Mitigate excessive risk taking; and

●	Promote equity ownership.

What We Have Heard	How We Have Responded
Concerns over discretionary bonus payouts despite failure to meet performance thresholds under the program

●     Reviewed annual non-equity incentive program design relative to peers to better understand the competitive landscape

●     Redesigned annual non-equity incentive program to include qualitative factors in the program in lieu of prior periodic awards outside of the program formula on a discretionary basis

●     Added an individual performance multiplier (beginning in 2018) to enable differentiation based on individual contributions

Lack of transparency in proxy disclosure related to annual incentive program performance

●     Enhanced our Compensation Discussion and Analysis disclosure to help readers better understand the compensation program features, rationale for metric selection, impact of prospective changes made and are able to tie overall business strategy to pay results

Lack of performance-vesting criteria on equity grants	● Added performance vesting criteria to the long-term incentive equity award for the CEO in 2018, for our Co-CEO in 2019, and for the three other NEOs beginning in 2022.
No risk mitigators in place

●     Adopted stock ownership guidelines for executive officers and directors to promote stock ownership and ensure alignment with shareholders

●     Adopted a clawback policy for bonus or incentive payments in the event that a restatement adversely impacts performance metrics or targets used to determine payouts of incentive awards, in order to mitigate compensation-related risks

●     Adopted an anti-hedging policy that prohibits directors and executive officers from engaging in derivative or hedging transactions involving the Company’s securities

●     Moved from single trigger to double trigger change-in-control vesting restrictions for equity awards to motivate the executives to maximize any transaction value for the longer term

Other governance items of interest

●     Implemented a change-in-control severance plan (which excludes excise tax gross-ups) given industry consolidation and a desire to maintain continuity of executive team in the event of such a transaction

●     Revised compensation benchmarking peer group to include companies that more closely align to the broadcasting industry

We value our shareholders’ input, and our goal is to continue to enjoy strong shareholder support for our compensation programs by designing our compensation programs to support our overall compensation philosophy and to align with the creation of shareholder value. The Compensation Committee is committed to continuing to seek investor feedback on executive compensation issues and to design and implement compensation programs that not only serve to attract, incent and retain its key executive officers but also serve the long-term interests of our shareholders.

Determining Competitive Practices

The Compensation Committee, with the assistance of Meridian, has identified, and evaluates the compensation policies and practices of, a peer group for purposes of determining appropriate compensation structure, types and amounts for our executive officers. Specifically, for 2021, the Compensation Committee used the peer group for relevant executive compensation comparisons such as market valuations of similar positions, and benchmarked certain compensation amounts and opportunities for each executive officer to market data for executives performing similar roles at peer group companies.

As part of the Compensation Committee’s periodic review and analysis of the peer group it evaluates, in late 2020 the Compensation Committee, with the assistance of its compensation consultant and executive officers, evaluated the existing peer group and concluded that there had not been any significant changes to the Company, or to the peer group, that would necessitate a change in the peer group for 2021. As a result of that review, the following compensation peer group, which was used for 2020, was considered in developing benchmarking data for each of the executive officers for 2021 compensation decisions:

AMC Networks Inc.	IAC/InterActive Corp	Sinclair Broadcast Group, Inc.
The E.W. Scripps Company	Meredith Corporation	TEGNA, Inc.
Entercom Communications Corp.	The New York Times Company	Tribune Publishing Company
Gannett Co., Inc.	Nexstar Media Group, Inc.	Yelp Inc.

The Compensation Committee believes that the use of peer group benchmarking for executive compensation determination is appropriate and provides data relevant in helping the Compensation Committee execute on its philosophy.

Process for Establishing Executive Officer Total Compensation

Peer group data is one of many inputs used by the Compensation Committee when establishing pay levels for the Company’s NEOs. In establishing NEO compensation levels for 2021, the Compensation Committee, with input from the Company’s Executive Chairman and Chief Executive Officer (with respect to the other executive officers) and its independent compensation consultant, considered and evaluated historical and expected executive performance, peer group compensation metrics, internal pay equity considerations and a competitive market study prepared by the compensation consultant.

Compensation Decisions Made for 2021

Base Salary

The base salary element of our executive compensation program provides each NEO with a fixed amount of annual cash compensation, intended to ensure an appropriate amount of financial certainty. Salaries for the NEOs are generally subject to annual review and adjustment by the Compensation Committee based on the size and complexity of the Company and its operations, the scope of each individual executive’s role, the knowledge and experience of the individual executive, the competitiveness of the executive’s total compensation as compared to the peer group, the performance of the incumbent and other factors.

Consistent with its practice of making initial compensation decisions for a fiscal year in the first quarter of each year, the Compensation Committee approved our NEOs’ base salaries for 2021 at its meeting in February 2021. In early 2021, Mr. Howell had informed the Compensation Committee that, in light of the challenges that many of our employees and communities continued to face as a result of the COVID-19 pandemic, each of the NEOs had requested that his base salary, as well as incentive compensation opportunities, not be increased for 2021 over the levels for 2020.

Accordingly, in February 2021 the Compensation Committee approved base salaries for each of the NEOs at the same level as for 2020, in the following amounts:

Name	2020 Base Salary ($)	2021 Base Salary ($)	% Increase
Hilton H. Howell, Jr.	1,227,633	1,227,633	0%
Donald P. LaPlatney	1,040,000	1,040,000	0%
James C. Ryan	754,961	754,961	0%
Kevin P. Latek	794,351	794,351	0%
Robert L. Smith	715,000	715,000	0%

The Compensation Committee’s practice is to continue to monitor the named executive officers’ base salaries, and make adjustments from time to time as appropriate.

Annual Non-Equity Incentive Compensation Program

The objective of our annual non-equity incentive compensation program is to focus executive officers on attaining specific short-term financial and operational goals that contribute to the long-term success of our business. The annual non-equity incentive compensation program is designed to reward achievement for both Company performance as well as individual performance, when warranted.

In 2021, the overall program design was similar to 2020, with 60% of the target opportunity earned based on performance against select quantitative financial metrics and 40% earned based on performance against qualitative goals that focus on operational and strategic metrics. Goals are typically determined at the Compensation Committee’s regularly scheduled meeting in the first quarter of each year after a review of financial and other performance data from the prior year and certain internally forecasted financial information. The quantitative metrics are designed to provide focus and certainty for management in striving to achieve pre-established financial goals that will lead to overall company success. Qualitative performance metrics will generally be chosen from those the Compensation Committee deems appropriate to motivate the Company’s executive officers towards the achievement of performance-based objectives that are in the Company’s long-term best interests. The program is designed with the ability to modify the payout of the award +/- 25% based upon individual performance, if warranted, but not to exceed the overall maximum payout amount of 200% of target.

Quantitative Performance Metrics (60% weight)

For 2021, the Compensation Committee again selected the following three quantitative metrics against which to measure performance - which are considered by management to be critical factors in driving revenue and profitability for the Company:

Revenue Net of Acquired Stations and Political (weighted 15%)	● Calculated total revenue net of agency commissions, and excluding revenue from any stations acquired in the current year and political advertising revenue.
Revenue from Acquired Stations and Political (weighted 15%)	● Defined as total revenues (net of agency commissions) from any stations acquired in the current year and political advertising revenue.
Broadcast Cash Flow Net of Completed Transactions and Political Revenue (weighted 30%)

●     Defined as net income plus loss from early extinguishment of debt, corporate and administrative expenses, broadcast non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any gain or loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

For each performance metric, the target performance goal under the Company’s annual non-equity incentive compensation program is aligned with the Company’s internal business plan and annual budget (except that for any Acquired Stations, 80% of the budgeted revenue for any such acquired stations would be established as the target), all as approved by the Compensation Committee. Threshold goals were established at 80% of the applicable target so that a minimum level of performance was required to be achieved before any incentive payment would be awarded, with a significant reduction to the incentive eligible to be earned if results were below target. Maximum award levels were established at achievement of 110% of target levels, as the Compensation Committee believed this represented an appropriate amount of stretch for the goals.

The Compensation Committee sets the threshold, target and maximum criteria at the start of each fiscal year to ensure that an appropriate degree of difficulty is incorporated into the goals. In addition, and in order to minimize the potential for changes in goals throughout the year, performance for determining award eligibility is evaluated excluding the results of any divested operations.

The following goals were established in February 2021 for the 2021 year:

Financial Performance Metrics	Threshold ($)	Target ($)	Maximum ($)
	(in thousands)
Revenues (net of acquired stations and political advertising)	1,773,754	2,217,193	2,438,912
Revenues (political advertising and acquired stations)	88,706	110,882	121,970
Broadcast cash flow (net of completed acquisitions and political advertising revenue during the year)	568,479	710,599	781,658

Actual performance levels between threshold and target, or between target and maximum, are used to determine actual incentive awards. For purposes of calculating amounts payable under the annual non-equity incentive compensation program, actual Company performance compared to goal performance for each of the metrics was independently determined and calculated.

Qualitative Performance Metrics (40% weight)

As described above, the Compensation Committee believes that in light of, among other things, management’s efforts in developing and executing on operational and strategic objectives, including the successful continued growth of the Company through acquisitions, the increasing scope and complexity of the Company’s operations, and the range of contributions the executive officers make to enhancing the Company’s business operations and long-term value for shareholders, it is appropriate to include certain non-quantitative Company performance metrics (collectively the “qualitative metrics”) for purposes of determining performance under the annual non-equity incentive compensation program. Specifically, the qualitative metrics approved for measurement purposes in 2021, as in 2020, were weighted at 40% of the total award opportunity and were comprised of a mix of absolute and relative factors that the Compensation Committee identified as important measures of success in achieving the Company’s long-term goals.

The qualitative metrics established for 2021 consisted of the following five absolute measures of the Company’s performance: (1) growth in total revenues (net of agency commissions) of 3% or more; (2) growth in broadcast cash flow; (3) growth in enterprise value (i.e., the sum of the Company’s outstanding debt plus equity value) of 5% or more; (4) effective balance sheet and capital structure management and prudent decision making regarding debt structure and accessing capital markets; and (5) development and implementation of original programming and content and strategic programming initiatives.

In addition, the qualitative metrics included for 2021 consisted of the following relative factors by which the Company’s performance would be measured in comparison to the following television station groups: Sinclair; Nexstar; E. W. Scripps; Meredith; TEGNA; Graham Holdings; Cox Media Group and Hearst Television:

●	the Company’s ratio of earnings before interest, taxes, depreciation and amortization (“EBITDA”) to total revenues (net of agency commissions);

●

the number of individual transactions involving the acquisition of local television stations, in each case including stations ranked first or second in the local market, in new markets and additional television stations in existing markets;

●	the percentage of operating markets with the first and/or second ranked television station;

●	growth in net retransmission revenue relative to the prior year;

●	the share of total broadcast advertising revenue relative to the prior year;

●	growth in share of political advertising revenue relative to the prior political year; and

●	strategic and long-term planning.

In considering and evaluating satisfaction of the qualitative factors, the Compensation Committee may also consider various factors that require significant effort of the management team but are not necessarily encompassed in the above list, such as quality of viewing, evaluating and potentially executing on debt and equity financing and acquisition transaction opportunities, annual growth in stock price, short- and/or long-term growth in market capitalization, and other significant activities that position the company for long-term stability and/or growth.

Annual Award Opportunities

Annual non-equity incentive compensation program payout opportunity levels are established to provide each NEO with a market-competitive incentive opportunity linked to achievement of the pre-determined financial goals, qualitative metrics and individual performance. As was the case for 2021 base salaries, for 2021 the Compensation Committee maintained the incentive compensation opportunities at the same level as in 2020. This approach resulted in annual non-equity incentive compensation program award opportunity levels (as a percentage of base salary) approved by the Compensation Committee for the NEOs in 2021 as follows:

	Annual Incentive Opportunity
	Threshold	Target	Maximum
Hilton H. Howell, Jr.	50%	100%	200%
Donald P. LaPlatney	40%	80%	160%
James C. Ryan	37.5%	75%	150%
Kevin P. Latek	37.5%	75%	150%
Robert L. Smith	37.5%	75%	150%

At the Compensation Committee’s regularly scheduled meeting in the first quarter of 2022, the achievement of financial goals for 2021 were certified, with resulting payouts approved following the Compensation Committee’s review of the Company’s financial results for the prior fiscal year. The Committee also reviewed certain publicly available information, data available from third parties, and internal proprietary data to assess the Company’s performance with respect to the qualitative metrics. Following careful consideration of all the information, the Committee concluded that on an overall basis the Company surpassed the goals set for the 2021 qualitative metrics by satisfying essentially all of the identified metrics, despite the challenges faced by the Company due to the continuing impact of COVID-19 during 2021. In particular, the Company significantly surpassed each of the five absolute metrics, and it generally ranked at the highest levels among industry peers in nearly all of the relative metrics included in the qualitative metrics analysis. The Compensation Committee also recognized that despite the impact of COVID-19, many of the Company’s key financial metrics nevertheless ultimately exceeded management’s original expectations from January 2021. In light of all of the foregoing, the Compensation Committee determined that qualitative metric portions of the annual incentive compensation would be scored at 175% of target payout for that component. Total quantitative and qualitative metric amounts for the annual incentive compensation to each NEO were awarded as follows:

Financial Performance Metric	% Weight	Target	Final Results	% Of Target Performance	% of Target Payout
Revenues (Net of Political + Acquired Stations)	15%	$2,217,193	$2,225,021	100%	104%
Revenues (Political + Acquired Stations)	15%	$110,882	$168,912	152%	200%
Broadcast Cash Flow	30%	$710,599	$717,911	101%	110%
Qualitative Metrics	40%	Exceeded Expected Goals			175%
Total payout (as % of target)					149%

The Committee did not exercise discretion outside of the terms of the incentive plan to further adjust payouts based on individual performance for 2021. Individual incentive payouts are reported in the Summary Compensation Table found on page 47.

Long-Term Equity Incentive Awards

The decision to grant, and the amounts of, equity-based long-term incentive awards, on an annual basis or otherwise, is generally a discretionary process. In undertaking this decision-making process, the Compensation Committee considers a number of factors, including, but not limited to the following:

●	the amount and value of recent equity-based awards;

●	recent historical Company performance, determined by reference to stock price or other appropriate financial metric;

●	expected short and longer-term Company performance in light of internal budgets or forecasts; and

●	the overall competitiveness of current compensation levels when considered against an appropriate peer group.

In the event equity-based long-term incentive awards are granted, it has been the historical practice that award levels are also established at the Compensation Committee’s discretion, as opposed to being made with a formulaic approach such as is used to provide annual non-equity incentive compensation opportunities.

In order to be able to provide awards intended to further align the interests of our executive officers, and other key employees, with the interests of our shareholders through stock price appreciation, we have established, and at our 2017 Annual Meeting the Company’s shareholders approved, the Gray Television, Inc. 2017 Equity and Incentive Compensation Plan (the “2017 EICP”). The 2017 EICP allows for the grant of various types of equity awards, including performance shares, restricted shares and stock options. If stock options are granted, it is our practice to grant options with an exercise price equal to the closing price of the underlying class of our stock on the date of grant.

2021 Long-Term Incentive Award Opportunities

In 2021, the structure of the long-term incentive awards granted to the Chief Executive Officer and to the President and Co-Chief Executive Officer were as follows:

●

50% of the equity award was granted in restricted shares of Class A common stock for Mr. Howell, and restricted shares of common stock for Mr. LaPlatney, all of which vests in increments based on each officer’s respective continued employment on each of the first, second and third anniversaries of the grant; and

●

50% of the equity award was granted in shares of performance-based restricted shares of Class A common stock for Mr. Howell, and of common stock for Mr. LaPlatney, which in each case can be earned in a range of 0% to 200% of the initial shares awarded, at the end of the three year period following the grant date, based upon the average percent of target payout earned based on Company performance under the annual non-equity incentive program in 2021, 2022 and 2023. The earned number of shares initially awarded will vest, and shares earned in excess of the target amount will be paid out, at the end of the three-year period once satisfaction of the performance objective has been certified by the Compensation Committee. In the event that the threshold performance criteria is not satisfied, then the performance-based restricted shares would be forfeited.

In 2021, in order to provide a balance between retention and performance for the other NEOs, and to further incentivize them toward the creation of long-term value, the Compensation Committee granted restricted stock awards with a three-year ratable vesting schedule beginning one year from the date of grant.

After taking into account recent historical Company performance, recent years’ equity incentive awards and the overall value of the NEOs’ respective target compensation levels, as well as the NEOs stated desire that target levels not be increased above the levels for 2020, in light of the effects of the pandemic, in February 2021 the Compensation Committee approved long-term equity incentive (“LTI”) awards with the following values (as a percent of base salary):

Name	LTI % of Base Salary
Hilton H. Howell, Jr.	270%
Donald P. LaPlatney	170%
James C. Ryan	160%
Kevin P. Latek	160%
Robert L. Smith	160%

See “Grants of Plan-Based Awards in 2021” for additional information, including the amount and grant date fair value of shares awarded.

Payouts of 2019 Long-Term Incentive Grants - CEO

In February 2022, the Compensation Committee certified that the performance criteria with respect to the performance-based long-term restricted stock awards that had been granted to each of Mr. Howell and Mr. LaPlatney in February 2019 had been achieved, and that they each had earned those shares, all of which vested in accordance with their terms. The number of performance shares actually earned was based on the performance of Gray Television over the three-year performance period ending on December 31, 2021. Consequently, the Compensation Committee approved a total payout to Mr. Howell of 136,537 shares and to Mr. LaPlatney of 66,062 shares, each representing 137% of the target amount of the performance-based stock awards) based on the three-year average of 137% of target payout achieved (excluding the impact of any individual performance adjustment) under the Annual Non-Equity Incentive Compensation Program. The full amount of the shares received under the 2019 Long-Term Incentive Awards were settled in shares of Class A common stock for Mr. Howell and of Common Stock for Mr. LaPlatney.

One-Time Awards to Named Executive Officers

During 2021, the Company completed a series of strategic transactions, the most significant of which were the $936 million acquisition of Quincy Media, Inc. in August, and the $2.8 billion acquisition of Meredith Corporation’s Local Media Group in December (collectively, the “Transformative Transactions”). As a result of those two transactions, the Company became the second largest television broadcaster in terms of revenues, as well as the largest owner of top-rated local television stations and digital assets in the United States. In recognition of the strategic leadership and the extraordinary contributions of the Company’s executive officers in successfully executing those two Transformative Transactions, in December 2021 the Compensation Committee granted our named executive officers special transaction completion bonuses, as permitted under the terms of the 2017 EICP. The bonus awards, which consisted of a combination of cash and long-term equity incentive awards, were intended by the Compensation Committee to both reward the executives for their specific contributions to the Transformative Transactions and to provide further incentive for the successful consolidation of all of the operations and the integration of the organizations, employees and operations over the four years following completion of the Transformative Transactions. The one-time awards, which were effective on December 1, 2021 following completion of both transactions, consisted of the following:

Name	Value of award received in cash ($)	Value of award received in restricted stock(1) ($)	Total ($)
Hilton H. Howell, Jr.	–	5,000,000	5,000,000
Donald P. LaPlatney	2,250,000	2,250,000	4,500,000
James C. Ryan	2,000,000	2,000,000	4,000,000
Kevin P. Latek	2,000,000	2,000,000	4,000,000
Robert L. Smith	1,750,000	1,750,000	3,500,000

(1)

Grants of restricted stock vest ratably in one-fourth increments on December 1 of 2022, 2023, 2024 and 2025. All awards of restricted stock were in shares of the Company’s common stock, other than the shares awarded to Mr. Howell, all of which were shares of Class A common stock.

The Compensation Committee made these awards under the 2017 EICP, after consultation with its compensation consultant, in recognition of both the extraordinary efforts of the key executive officers in negotiating, structuring and successfully completing the Transformative Transactions for the Company and its shareholders, and the significant additional efforts that will be expected following the transactions, as well as to provide additional incentive for those executive officers in their efforts to continue to enhance the long-term value of the Company for all of its shareholders.

Retirement Plans and Other Benefits

Capital Accumulation Plan

Our NEOs, and all of our other employees, are eligible to participate in the Gray Television, Inc., Capital Accumulation 401(k) Plan (the “Capital Accumulation Plan”). Under the Capital Accumulation Plan employees are eligible to defer a part of their current income under the provisions of Section 401(k) of the IRC. Participants may elect to make pre-tax deferrals from their compensation each year, subject to annual limits on such deferrals imposed by the IRC. We may also, at our discretion, on an annual basis, make a matching contribution with respect to a participant’s elective deferrals and/or may make additional voluntary contributions based on annual Company performance. Discretionary profit sharing contributions, if made, are made to all qualified employees employed on the last day of the plan year, and the amount a qualified employee receives is based on their pay and years of service. In 2021, we intended to make matching contributions sufficient for the Capital Accumulation Plan to meet the safe harbor requirements under Code Section 401(k)(12)(b) and therefore matched employee contributions at a rate of 100% of the first 1% of each employee’s salary deferral, and 50% of the next 5% of each employee’s salary deferral. In addition, in 2021, we approved discretionary profit sharing contributions of approximately $7 million in the aggregate. Participants are immediately vested in their voluntary contributions plus any earnings thereon. For 2021, employer contributions (plus earnings thereon) were also immediately vested as required under the safe harbor requirements under Code Section 401(k)(12)(b). The Company’s discretionary profit sharing contributions made for 2021 become 100% vested after a participant completes three years of service. The vested portion of a participant’s accrued benefit is payable in a lump sum upon such employee’s termination of employment, attainment of age 59 1⁄2, retirement, total and permanent disability, or death. Participants may also make in-service withdrawals from the Capital Accumulation Plan and in certain specified instances of hardship.

Pension Plan

Our NEOs are also eligible to participate in the Gray Television, Inc. Retirement Plan (the “Retirement Plan”). This Retirement Plan benefit, however, was frozen effective July 1, 2015, and no further benefits accrue thereunder.

Under this plan, a participating employee who retires on or after attaining age 65 and who has completed five years of service upon retirement may be eligible to receive during his or her lifetime, in the form of monthly payments, an annual pension equal to (i) 22% of the employee’s average earnings for the highest five consecutive years during the employee’s final ten years of employment multiplied by a factor, the numerator of which is the employee’s years of service credited under the plan before 1994 and the denominator of which is the greater of 25 or the years of service credited under the plan, plus (ii) 0.9% of the employee’s monthly average earnings for the highest five consecutive years in the employee’s final ten years of employment added to 0.6% of monthly average earnings in excess of Social Security covered compensation, multiplied by the employee’s years of service credited under the plan after 1993, with a maximum of 25 years minus years of service credited under (i) above. For participants as of December 31, 1993, there is a minimum benefit equal to the projected benefit under (i) at that time. The table in the section entitled Pension Benefits herein lists the years of credited service and the present value of each NEO’s accumulated pension benefit, assuming payment begins at age 65, under the Retirement Plan.

Under the terms of the Retirement Plan, the accrued benefit is subject to the following distribution terms:

●	In the event of death before retirement, 50% of the accrued benefit will become payable to the surviving spouse at the time the deceased participant would have reached age 65;

●	if the deceased participant had completed ten or more years of service, the survivor benefit may commence as early as the time the deceased participant would have reached age 55;

●	if the deceased participant would have been eligible for early retirement at the time of death, the survivor benefit may commence as soon as practicable; and

●	any benefits that commence before the deceased participant would have reached age 65 will be reduced the same as early retirement benefits would have been reduced.

●	In the event a disability occurs before retirement, the accrued benefit will become payable at age 65; no break in service will occur and benefits will continue to accrue during disability.

●	In the event of voluntary termination, the vested accrued benefit will become payable at age 65;

●	if the participant had completed ten or more years of service, the benefit may commence as early as age 55; and

●	if the participant had completed less than five years of service, the accrued benefit is not vested, and no future benefits would be payable from the Retirement Plan.

Under the terms of the separate pension plan which was merged into the Retirement Plan, as it concerns Mr. Ryan’s accrued benefit, similar spousal distribution protections are in place and will be separately applicable. In addition, because such plan had a lump sum payment option, special rules address how this lump sum option works with the annuity forms of payments also available to participants.

Perquisites

Gray also provides its executive officers with limited perquisites and other benefits, including the right to participate in all employee benefit plans generally available to employees, such as medical, dental, life and disability insurance plans. The Compensation Committee also believes it is appropriate for the Company to pay certain insurance premiums on behalf of our NEOs in order to remain market competitive for executive talent.

Change-in-Control Plan

Gray has adopted a Change in Control Plan under which participants are generally selected by the Compensation Committee and currently include our NEOs, and certain other key employees. Under the Change in Control Plan, a participant who, in connection with a change in control of the Company or within 24 months following a change in control, is involuntarily terminated without cause or voluntarily terminates his or her employment for good reason, would receive certain benefits as outlined below in “Potential Payments upon Termination or Change in Control- Change in Control Plan.”

Other Governance Items

Stock Ownership Guidelines

Based on the view of the Compensation Committee that the ownership of an equity interest in the Company by executives is a component of good corporate governance and aligns executives and shareholder interests, the Compensation Committee adopted stock ownership guidelines that require the NEOs to directly own minimum amounts of the Company’s stock. Shares that count towards the satisfaction of the guidelines are those (i) owned directly by the participant, (ii) held in a brokerage account or 401(k) account, (iii) held in trust or by a wholly-owned family entity and (iv) restricted shares. Stock options, performance shares not yet paid out and any shares held in a margin account or pledged as collateral for a loan, are excluded from the stock ownership guidelines.

The guidelines require the participants to beneficially own a number of shares of Class A and/or common stock that, when multiplied by relevant stock price on the measurement date, produces an amount equal to or greater than the multiple of salaries noted below:

Individual or Group	Multiple of Base Salary
Chief Executive Officer	6X
Other NEOs	3X

Executives have five years to comply with these guidelines, with progress to be reviewed by the Compensation Committee annually. The holdings of each NEO currently satisfy the individual’s stock ownership guidelines.

Anti-hedging Policy

Gray has adopted a policy that prohibits certain officers and directors of the Company from purchasing any financial instrument that is designed to hedge or offset any decrease in the market share of the Company’s common stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds or any other type of financial transaction. Directors, executive officers and other designated employees are also restricted from engaging in short sales related to the Company’s common stock.

Clawback Policy

Gray has adopted a policy to ensure that incentive compensation is paid based on accurate financial data. This policy applies to key executive management in the event of any material restatement of the financial statements of the Company or its subsidiaries. In the event of such restatement, the Board (or an appropriate committee of the Board) shall review the facts and circumstances that led to the requirement for the restatement and will determine whether a clawback of certain compensation is appropriate.

Risk Considerations

The Compensation Committee with the assistance of its independent compensation consultant periodically reviews the Company’s compensation philosophy, policies and practices to ensure that such philosophy, policies and practices are appropriately structured for the Company and its business objectives and discourages executives from taking excessive risk. In developing Gray’s philosophy, and implementing the policies and practices, the Compensation Committee with input from the independent compensation consultant has attempted to mitigate the possibility that excessive short-term risks are being taken at the expense of long-term value. These mitigation strategies include:

●	the annual review and approval of certain financial performance objectives;

●	the use of multiple performance objectives, thus mitigating too heavy a focus on any one in particular;

●	caps on annual incentive plan payouts, limiting the upside potential when maximum performance is achieved; and

●	multi-year vesting of equity-based awards to motivate NEOs to focus on providing consistent results over the longer term.

Starting in 2018, additional risk mitigation policies were added, including the implementation of stock ownership guidelines, an anti-hedging policy and a clawback policy.

Based on its review, and in consultation with and input from the independent compensation consultant, the Compensation Committee has concluded that the compensation policies and programs at Gray do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Deduction Limitations

In general, all compensation (other than certain grandfathered compensation) we pay in excess of $1.0 million to anyone who serves as one of our named executive officers is not deductible. We may from time to time design compensation plans that recognize a full range of performance and other criteria important to our success regardless of the federal tax deductibility of compensation paid under those plans. The Compensation Committee will continue to retain the discretion to pay non-deductible amounts. The Compensation Committee believes that such flexibility best serves the interests of the Company and its shareholders by allowing the Committee to recognize, motivate and retain executive officers as circumstances warrant.

Summary Compensation Table

The following table sets forth a summary of the compensation of our Chief Executive Officer, Chief Financial Officer, and our other executive officers for each of 2021, 2020 and 2019:

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(4)(5) ($)	All Other Compensation (6) ($)	Total ($)
Hilton H. Howell, Jr.	2021	1,227,633	-	8,314,610	1,824,466	-	148,469	11,515,178
Executive Chairman and	2020	1,227,633	-	3,314,594	1,728,912	76,616	160,418	6,508,173
Chief Executive Officer	2019	1,180,416	-	5,157,832	2,348,832	94,539	106,890	8,888,509

Donald P. LaPlatney	2021	1,040,000	2,250,000	4,018,002	1,236,490	-	138,309	8,682,801
President and	2020	1,040,000	-	1,767,995	1,171,730	-	152,458	4,132,183
Co – Chief Executive Officer	2019	1,000,000	-	1,600,000	1,120,000	-	116,175	3,836,174

James C. Ryan	2021	754,961	2,000,000	3,207,938	841,498	-	76,550	6,880,947
Executive Vice President and	2020	754,961	-	1,207,938	797,426	120,994	72,079	2,953,398
Chief Financial Officer	2019	725,924	-	1,943,885	1,617,220	151,767	65,374	4,504,170

Kevin P. Latek	2021	794,351	2,000,000	3,270,963	885,403	-	45,527	6,996,244
Executive Vice President, Chief Legal and	2020	794,351	-	1,270,969	839,031	27,057	35,225	2,966,633
Development Officer and Secretary	2019	763,799	-	2,045,698	1,701,989	30,290	33,195	4,574,971

Robert L. Smith	2021	715,000	1,750,000	2,894,006	796,957	-	68,267	6,224,230
Executive Vice President, Chief	2020	715,000	-	1,143,996	755,217	77,015	65,347	2,756,575
Operating Officer, Local Media	2019	646,070	-	1,385,284	1,197,924	94,761	61,815	3,385,855

(1)	Each of the NEOs contributed a portion of his salary to our Capital Accumulation Plan. The disclosed salary amounts are before the NEOs’ contributions.

(2)	For the year ended December 31, 2021, includes cash portion of the special transaction completion awards, which were granted in December 2021 as described above.

(3)

Grant date fair value of awards of restricted shares made in the year indicated, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (Stock Compensation). For the year ended December 31, 2021, includes the grant-date fair value of the equity portion of the special transaction completion awards for Messrs. LaPlatney, Ryan, Latek and Smith, which were granted in December 2021 as described above, and are detailed further in “Grants of Plan-Based Awards in 2021” below. See Note 8 to the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2021 for a description of the assumptions made in the valuation of stock awards under FASB ASC Topic 718.

(4)

The Change in Pension Value was calculated as the difference between the Present Value of Accumulated Benefits year at December 31, 2021 and the Present Value of Accumulated Benefits at December 31, 2020, adjusted for benefit payments made during the year. The present value of accumulated benefits at December 31, 2021 was calculated using the assumptions that were used for the December 31, 2021 disclosures, which were the Pri-2012 total mortality table projected using fully generational improvements based on MP 2021 from 2006 and a 2.73% discount rate. The Change in Pension Value was calculated as the difference between the present value of accumulated benefits at December 31, 2020 and the present value of accumulated benefits at December 31, 2019, adjusted for benefit payments made during the year. The present value of accumulated benefits at December 31, 2020 was calculated using the assumptions that were used for the December 31, 2020 disclosures, which were the RP-2012 total mortality projected using fully generational improvements based on the MP 2020 from 2006 and a 2.38% discount rate. See the table in the section entitled "Pension Benefits" herein for additional information, including the present value assumptions used in this calculation.

(5)

SEC rules indicate that if the Change in Pension Value is negative, the result should be displayed as $0 in the Summary Compensation Table. For Messrs. Howell, Ryan, Latek and Smith, the 2021 actual Change in Pension Value was a decrease of $13,559, $17,671, $7,726 and $13,989, respectively.

(6)	See the All Other Compensation table below for additional information.

The following table describes each component of the amounts in the All Other Compensation column of the Summary Compensation Table for 2021:

Name	Company Contributions to Defined Contribution Plans ($)	Company Paid Insurance Premiums ($)	Directors’ Fees(1) ($)	Total ($)
Hilton H. Howell, Jr.	33,123	36,596	78,750	148,469
Donald P. LaPlatney	16,800	42,759	78,750	138,309
James C. Ryan	34,618	41,932	-	76,550
Kevin P. Latek	26,156	19,371	-	45,527
Robert L. Smith	31,476	36,791	-	68,267

(1)	Represents fees paid for serving as a member of our board of directors. See the section entitled Director Compensation for 2021 for additional information.

Grants of Plan-Based Awards in 2021

The table below sets forth information about plan-based awards granted to the named executive officers

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Numbers of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of option	Grant Date Fair Value of Stock and Option Awards	Share Price on
	Grant	Thres-		Maxi-	Thres-		Maxi-		Options	Awards	Grant	Grant
Name	Date	hold($)	Target($)	mum($)	hold(#)	Target($)	mum($)	(#)	(#)	($/Sh)	(3)($)	Date
Hilton H. Howell, Jr.	2/8/2021	-	-	-	-	96,355	192,710	96,355	-	-	3,314,612	$17.20
	12/1/2021	-	-	-	-	-		255,493	-	-	4,999,998	$19.57
		613,817	1,227,633	2,455,266	-	-	-	-	-	-	-	$-

Donald P. LaPlatney	2/8/2021	-	-	-	-	48,545	97,090	48,545	-	-	1,768,009	$18.21
	12/1/2021	-	-	-	-	-	-	109,117	-	-	2,249,993	$20.62
		416,000	832,000	1,664,000	-	-	-	-	-	-	-	$-

James C. Ryan	2/8/2021	-	-	-	-	-	-	66,334	-	-	1,207,942	$18.21
	12/1/2021	-	-	-	-	-	-	96,993	-	-	1,999,996	$20.62
		283,110	566,221	1,132,442	-	-	-	-	-	-	-	$-

Kevin P. Latek	2/8/2021	-	-	-	-	-	-	69,795	-	-	1,270,967	$18.21
	12/1/2021	-	-	-	-	-	-	96,993	-	-	1,999,996	$20.62
		297,882	595,763	1,191,527	-	-	-	-	-	-	-	$-

Robert L. Smith	2/8/2021	-	-	-	-	-	-	62,823	-	-	1,144,007	$18.21
	12/1/2021	-	-	-	-	-	-	84,869	-	-	1,749,999	$20.62
		268,125	536,250	1,072,500	-	-	-	-	-	-	-	$-

(1)	For information on actual payouts under non-equity incentive plan awards for 2021 performance, see the column titled Non-equity Incentive Plan Compensation in the Summary Compensation Table.

(2)

In 2021, the stock awards granted to Mr. Howell were in shares of our Class A common stock while the stock awards granted to Mr. LaPlatney, Mr. Ryan, Mr. Latek and Mr. Smith were in shares of our common stock. Of the grants to Mr. Howell, the vesting of 96,355 of the Class A common stock shares are subject to certain performance criteria that may decrease or increase the ultimate amount earned. Of the grants to Mr. LaPlatney, the vesting of 48,545 of the common stock shares are subject to certain performance criteria that may decrease or increase the ultimate amount earned.

(3)

Grant date fair value of awards computed in accordance with FASB ASC Topic 718. See Note 8 to the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2021 for a description of the assumptions made in the valuation of stock awards under FASB ASC Topic 718.

Outstanding Equity Awards at December 31, 2021

The following table provides information on the stock options and restricted stock awards held by the NEOs at December 31, 2021. The market value of the stock awards is based on the closing market price of our common stock and Class A common stock of $20.16 and $18.39, respectively, as of December 31, 2021.

	Stock Option Awards					Stock Awards
Name	Number of Securities underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested ($)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, units of Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Hilton H. Howell, Jr	-	-	-	-	-	440,754	(1)	8,105,466	279,667	(2)	5,143,076

Donald P. LaPlatney	-	-	-	-	-	200,945	(3)	4,051,051	137,639	(4)	2,774,802

James C. Ryan	-	-	-	-	-	222,386	(5)	4,483,302	-		-

Kevin P. Latek	-	-	-	-	-	228,929	(6)	4,615,209	-		-

Robert L. Smith	-	-	-	-	-	198,469	(7)	4,001,135	-		-

(1)

Includes: 93,221 restricted shares of Class A common stock that vested on January 31, 2022; 63,873 restricted shares of Class A common stock that are expected to vest on December 1, 2022; 59,921 restricted shares of Class A common stock that are expected to vest on January 31, 2023; 63,873 restricted shares of Class A common stock that are expected to vest on December 1, 2023; 32,119 restricted shares of Class A common stock that are expected to vest on January 31, 2024; 63,873 restricted shares of Class A common stock that are expected to vest on December 1, 2024; and 63,874 restricted shares of Class A common stock that are expected to vest on December 1, 2025.

(2)

Includes: 99,905 restricted shares of Class A common stock that vested on January 31, 2022; 83,407 restricted shares of Class A common stock that are expected to vest on January 31, 2023; and 96,355 restricted shares of Class A common stock that are expected to vest on February 29, 2024.

(3)

Includes: 45,879 restricted shares of common stock that vested on January 31, 2022; 27,279 restricted shares of common stock that are expected to vest on December 1, 2022; 29,768 restricted shares of common stock that are expected to vest on January 31, 2023; 27,279 restricted shares of common stock that are expected to vest on December 1, 2023; 16,181 restricted shares of common stock that are expected to vest on January 31, 2024; 27,279 restricted shares of common stock that are expected to vest on December 1, 2024; and 27,280 restricted shares of common stock that are expected to vest on December 1, 2025.

(4)

Includes: 48,338 restricted shares of common stock that vested on January 31, 2022; 40,756 restricted shares of common stock that are expected to vest on January 31, 2023; and 48,545 restricted shares of common stock that are expected to vest on February 29, 2024.

(5)

Includes: 62,607 restricted shares of common stock that vested on January 31, 2022; 24,248 restricted shares of common stock that are expected to vest on December 1, 2022; 40,674 restricted shares of common stock that are expected to vest on January 31, 2023; 24,248 restricted shares of common stock that are expected to vest on December 1, 2023; 22,112 restricted shares of common stock that are expected to vest on January 31, 2024; 24,248 restricted shares of common stock that are expected to vest on December 1, 2024; 24,249 restricted shares of common stock that are expected to vest on December 1, 2025.

(6)

Includes: 65,873 restricted shares of common stock that vested on January 31, 2022; 24,248 restricted shares of common stock that are expected to vest on December 1, 2022; 42,798 restricted shares of common stock that are expected to vest on January 31, 2023; 24,248 restricted shares of common stock that are expected to vest on December 1, 2023; 23,265 restricted shares of common stock that are expected to vest on January 31, 2024; 24,248 restricted shares of common stock that are expected to vest on December 1, 2024; 24,249 restricted shares of common stock that are expected to vest on December 1, 2025.

(7)

Includes: 54,137 restricted shares of common stock that vested on January 31, 2022; 21,217 restricted shares of common stock that are expected to vest on December 1, 2022; 38,522 restricted shares of common stock that are expected to vest on January 31, 2023; 21,217 restricted shares of common stock that are expected to vest on December 1, 2023; 20,941 restricted shares of common stock that are expected to vest on January 31, 2024; 21,217 restricted shares of common stock that are expected to vest on December 1, 2024; 21,218 restricted shares of common stock that are expected to vest on December 1, 2025.

Option Exercises and Stock Vested in 2021

The following table provides information on the number of shares of stock vested in 2021 and the value realized by each NEO before payment of any applicable withholding tax.

		Option Awards		Stock Awards
Name	Class of Stock	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)

Hilton H. Howell, Jr.	Common	-	-	140,657	2,516,354
	Class A Common	-	-	248,539	4,322,067

Donald P. LaPlatney	Common	-	-	29,698	506,351
	Class A Common	-	-	-	-

James C. Ryan	Common	-	-	119,027	2,100,826
	Class A Common	-	-	-	-

Kevin P. Latek	Common	-	-	125,263	2,210,898
	Class A Common	-	-	-	-

Robert L. Smith	Common	-	-	87,596	1,542,672
	Class A Common	-	-	-	-

(1)	Calculated by multiplying the gross number of shares acquired by the market value of the shares as of the relevant vesting date.

Pension Benefits

Messrs. Howell, Ryan, Latek and Smith were eligible to participate in the Retirement Plan. Because Mr. LaPlatney joined the Company after the Plan was frozen, he was not eligible to participate in the Plan. The Retirement Plan, which is intended to be tax qualified, is available to certain of our employees and the employees of all of our subsidiaries that have been designated as participating companies under the plan. The Company froze the Retirement Plan effective July 1, 2015.

A participating employee who retires on or after attaining age 65 and who has completed five years of service upon retirement may be eligible to receive during his or her lifetime, in the form of monthly payments, an annual pension equal to (i) 22% of the employee’s average earnings for the highest five consecutive years during the employee’s final ten years of employment multiplied by a factor, the numerator of which is the employee’s years of service credited under the plan before 1994 and the denominator of which is the greater of 25 or the years of service credited under the plan, plus (ii) 0.9% of the employee’s monthly average earnings for the highest five consecutive years in the employee’s final ten years of employment added to 0.6% of monthly average earnings in excess of Social Security covered compensation, multiplied by the employee’s years of service credited under the plan after 1993, with a maximum of 25 years minus years of service credited under (i) above. For participants as of December 31, 1993, there is a minimum benefit equal to the projected benefit under (i) at that time.

In addition, under the Retirement Plan, Mr. Ryan is eligible to receive retirement benefits that would have been paid by Gray under a pension plan with Mr. Ryan’s former employer, which plan was merged into the Retirement Plan. Benefit amounts thereunder have been frozen since September 1997.

Our NEOs did not receive any pension benefit payments in 2021. The following table shows the years of credited service and the present value of accumulated benefits as of December 31, 2021 for the NEOs:

	Number of Years Credited Service(1)	Plan Name	Present Value of Accumulated Benefit(2) ($)
Hilton H. Howell, Jr.	13	Gray Television, Inc. Retirement Plan	533,739
Donald P. LaPlatney	N/A	N/A	N/A
James C. Ryan	17	Gray Television, Inc. Retirement Plan	908,822	(3)
Kevin P. Latek	4	Gray Television, Inc. Retirement Plan	133,444
Robert L. Smith	13	Gray Television, Inc. Retirement Plan	530,111

(1)	Computed as of the same measurement date as used for 2021 financial statement reporting purposes.

(2)

The Change in Pension Value was calculated as the difference between the present value of accumulated benefits at December 31, 2021 and the present value of accumulated benefits at December 31, 2020, adjusted for benefit payments made during the year.

The present value of accumulated benefits at December 31, 2021 was calculated using the assumptions that were used for the December 31, 2021 disclosures, which were the Pri-2012 total mortality table projected using fully generational improvements based on MP 2021 from 2006 and a 2.73% discount rate.

The present value of accumulated benefits at December 31, 2020 was calculated using the assumptions that were used for the December 31, 2020 disclosures, which were the Pri-2012 total mortality table projected using fully generational improvements based on MP 2020 from 2006 and a 2.38% discount rate.

(3)

Effective December 31, 2016 the Busse Pension Plan was merged into the Gray Television, Inc., Retirement Plan. Mr. Ryan has benefits in both these plans. For Mr. Ryan, the present value of accumulated benefits for the Gray Television, Inc. Retirement Plan and the former Busse Pension Plan $732,411 and $176,411, respectively.

Potential Payments upon Termination or Change in Control

The information below describes and quantifies certain compensation that would become payable under existing plans, policies and arrangements if the employment of each NEO had terminated (by virtue of involuntary termination, death, disability, voluntary termination or change of control) on December 31, 2021, given the NEO’s compensation and service levels as of such date and, if applicable, based on our closing stock price on December 31, 2021. These benefits include benefits available generally to salaried employees, such as distributions under the Retirement Plan, Capital Accumulation Plan, disability benefits, life insurance and accrued vacation pay.

●

For the purposes of this discussion, “disability” generally means total disability, resulting in the individual being unable to perform his job and “change of control” means any of the following, subject to certain exceptions:

●	any person becoming the beneficial owner of 50% or more of the combined voting power of our then outstanding shares;

●

during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;

●

there is consummated any consolidation or acquisition in which we are not the continuing or surviving corporation or pursuant to which shares of our common stock are converted into cash, securities or other property;

●

there is consummated any consolidation or acquisition of us, in which we are the continuing corporation, and the holders of our common stock immediately prior to the acquisition do not own 51% or more of the stock of the surviving corporation immediately after the acquisition or there is consummated a sale, lease, exchange or other transfer of substantially all our assets;

●	there is consummated any sale, lease, exchange or other transfer of substantially all our assets; or

●	our shareholders approve any plan or proposal for our liquidation or dissolution.

Change in Control Plan

The Company maintains the Gray Television, Inc. Executive and Key Employee Change in Control Severance Plan (the “Change in Control Plan”). Participants in the Change in Control Plan are generally selected by the Compensation Committee and currently include our NEOs and certain other key employees.

Under the Change in Control Plan, a participant who, in connection with a change in control of the Company or within 24 months following a change in control, is involuntarily terminated without cause or voluntarily terminates his or her employment for good reason (a “qualifying termination”), would receive:

●	any unpaid base salary and payment for unused vacation under the Company’s vacation policy through the date of termination;

●	a payment equal to the participant’s target annual cash incentive opportunity for the year in which the termination occurred, pro-rated through the date of termination of such year; and

●

a lump sum cash severance payment equal to a multiple (the “severance multiplier”) of the sum of the participant’s annual base salary on the termination date (or any higher annual base salary that was in effect during the 9-month period immediately prior to the change in control) and the participant’s target annual cash incentive opportunity in effect immediately prior to the change in control. The severance multiplier is 3.0 for Mr. Howell and Mr. LaPlatney and 2.0 for Messrs. Ryan, Latek and Smith.

In addition to the foregoing, equity awards of a participant will immediately vest and become exercisable upon a qualifying termination, with performance-based equity award generally vesting at the target level, if applicable. If the participant elects to continue group health care coverage under COBRA, the participant will also be reimbursed for the portion of the premiums that the Company would have paid if the participant had continued to be an employee of the Company for a period of years equal to the participant’s severance multiplier, or earlier in certain circumstances.

Any payment under the Change in Control Plan will be in lieu of any other severance or termination payment that may be due or become payable to a participant. In addition, the Change in Control Plan provides that in the event that the severance and other benefits provided for in the Change in Control Plan would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the benefits under the Change in Control Plan will be either delivered in full, or delivered to a lesser extent which would result in no portion of the benefits being subject to such excise tax, whichever is more beneficial to the participant. The Change in Control Plan does not provide excise tax gross-ups on payments to participants. Payments under the Change in Control Plan are contingent upon a participant’s execution of a release of claims in favor of the Company and compliance by the terminated participant with the non-solicitation, non-competition and confidentiality covenants in the Change in Control Plan.

Treatment of Equity Under 2017 Equity and Incentive Compensation Plan

The form of restricted stock award agreement and form of restricted stock unit award agreement approved by the Compensation Committee for use under the 2017 Equity and Incentive Compensation Plan provides that if a participant’s termination of employment occurs as a result of death or disability or if, within 12 months of a change in control, a participant’s employment is involuntarily terminated without cause or the participant resigns for good reason and if the award then remains outstanding, any unvested portion of the awards or a replacement thereof will immediately become vested.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed, actual amounts paid or distributed may be different than as disclosed. Factors that could affect these amounts include the timing during the year of any such event or our stock price.

The following table sets forth the amounts that would be owed by Gray to our NEOs if they were terminated as a result of involuntary termination, death, disability, voluntary termination, or there was a change of control (followed by an involuntary termination), on December 31, 2021:

Name	Involuntary Termination (1)(2) ($)	Death(1)(3) ($)	Disability(1)(4) ($)	Voluntary Termination (1)(2) ($)	Change of Control(1)(5) ($)
Hilton H. Howell, Jr.	746,214	15,759,918	15,254,592	746,214	23,815,820
Donald P. LaPlatney	138,335	8,964,188	7,563,859	138,335	14,244,188
James C. Ryan	1,016,259	7,098,402	6,399,725	1,016,259	9,274,366
Kevin P. Latek	239,104	6,795,928	8,115,683	239,104	8,826,068
Robert L. Smith	653,861	6,421,856	5,976,640	653,861	8,015,496

(1)	The amounts reported above reflect any accrued and unpaid benefits payable to the executive officer in addition to payments identified in plan documents and insurance policies.

(2)	Includes each NEO’s accrued and unpaid vacation payable upon termination and the present value of accumulated benefits from their pension plan as determined by the plan’s actuary.

(3)

Includes each NEO’s accrued and unpaid vacation payable upon termination, the death benefit under their respective basic and supplemental life insurance coverage, the present value of the accumulated benefits from their pension plan as determined by the plan’s actuary, and accelerated vesting of 100% of their respective unvested restricted stock awards and stock options. The life insurance benefit reflects the payment of the death benefit by the insurance company for which Gray has been paying premiums on behalf of the NEO.

(4)

Includes each NEO’s accrued and unpaid vacation payable upon termination, the amount of long-term disability payments, the present value of accumulated benefits from their pension plan as determined by the plan’s actuary, and accelerated vesting of 100% of their respective unvested restricted stock awards and stock options. NEOs are entitled to monthly long-term disability payments from the time of disability through age 65.

(5)

Includes each NEO’s accrued and unpaid vacation payable upon termination, the present value of accumulated benefits from their respective pension plan(s) as determined by the plan’s actuary, and accelerated vesting of 100% of their respective unvested restricted stock awards and stock options.

CEO Pay Ratio

For the 2021 fiscal year, the ratio of the annual total compensation of Mr. Howell, our Chief Executive Officer (“CEO Compensation”), to the median of the annual total compensation of all of our employees other than our Chief Executive Officer (“Median Annual Compensation”) was 237 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. In this summary, we refer to the employee who received such Median Annual Compensation as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2021 (the “Determination Date”).

CEO Compensation for purposes of this disclosure represents the total compensation reported for Mr. Howell in the Summary Compensation Table for the 2021 fiscal year. For purposes of this disclosure, Median Annual Compensation was $46,627, and was calculated by totaling for our Median Employee all applicable elements of compensation for the 2021 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K.

To identify the Median Employee, we first determined our employee population as of the Determination Date. We had 6,859 employees, representing all full-time, part-time, seasonal and temporary employees of us and our consolidated subsidiaries as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. We then measured compensation for the period beginning on January 1, 2021 and ending on December 31, 2021 for these employees. This compensation measurement was calculated by totaling, for each employee, gross taxable earnings, including salary, wages, tips and other compensation as shown in our payroll and human resources records for 2021. A portion of our employee workforce (full-time and part-time) worked for less than the full fiscal year due to commencing employment after the beginning of the fiscal year. In determining the Median Employee, we annualized the compensation for such individuals.

Director Compensation for 2021

The objective of our compensation and benefit program for directors is to appropriately compensate directors for the time and effort required to be an effective director of a company of our size and scope; to align directors’ interests with the long-term interests of shareholders; and to be simple, transparent and easy for shareholders to understand. Our compensation and benefit program for directors was developed and adopted after consultation with Meridian and a review of the compensation practices of companies within our peer group. For 2021, the program provided that each director would receive the following compensation for service on our Board:

Description	Amount ($)
Annual Retainers:
Lead Independent Director’s annual retainer fee	92,500
Director annual retainer fee	77,500
Additional Annual Retainers:
Chairman of Audit Committee	22,500
Non-Chairman member of Audit Committee	11,250
Chairman of Compensation Committee	22,500
Non-Chairman member of Compensation Committee	11,250
Chairman of Nominating and Corporate Governance Committee	15,000
Non-Chairman member of Nominating and Corporate Governance Committee	7,500

In addition, as a component of our compensation program for directors for 2021, our directors also received annual grants of restricted stock under our equity incentive plans valued at approximately $130,000. We typically make these annual stock awards at the commencement of each annual term as a director following the annual meeting of shareholders.

The Company has also adopted stock ownership guidelines to align director and shareholder interests, which require directors to directly own minimum amounts of the Company’s stock. The guidelines require the directors to beneficially own a number of shares of Gray Television stock that, when multiplied by stock price on the measurement date, produces an amount equal to or greater than three times the annual retainer fee noted above. Directors have five years to comply with these guidelines and the holdings of each director are currently either at the guideline or on track to meet it.

The following table presents the compensation paid to our non-employee directors in 2021. Mr. Howell, our Executive Chairman and Chief Executive Officer, and Mr. LaPlatney, our President and Co-Chief Executive Officer, were our only employee directors in 2021. For information on the compensation paid to Mr. Howell and Mr. LaPlatney for their service in all positions with the Company, including as a director, see the Summary Compensation Table.

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Total ($)
Richard L. Boger	120,938	130,000	250,938
T. L. Elder	90,938	130,000	220,938
Luis A. Garcia	90,000	130,000	220,000
Richard B. Hare	105,938	130,000	235,938
Robin R. Howell	78,750	130,000	208,750
Lorraine McClain (4)	-	-	-
Paul H. McTear	86,148	130,000	216,148
Howell W. Newton	138,125	130,000	268,125
Sterling A. Spainhour, Jr.	91,217	130,000	221,217

(1)	As of December 31, 2021, each non-employee Director, who was then a director, held 5,920 unvested restricted shares of our common stock.

(2)	Represents cash compensation paid in 2021 for Board and committee service.

(3)

Grant date fair value of award of restricted shares, computed in accordance with FASB ASC Topic 718. See Note 8 to the Company’s consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2021 for a description of the assumptions made in the valuation of stock awards under FASB ASC Topic 718.

(4)	Ms. McClain was appointed to the Board effective on March 1, 2022.

Director Compensation Beginning in 2022

Effective January 1, 2022, our Board adopted a revised compensation and benefit program applicable to all of our directors. The revised program was adopted after consultation with Meridian and a review of the compensation practices of companies within our peer group. The revised program provides that each director will receive the following compensation for service on our Board:

Description	Amount ($)
Annual Retainers:
Lead Independent Director’s annual retainer fee	107,500
Director annual retainer fee	82,500

Additional Annual Retainers:
Chairman of Audit Committee	25,000
Non-Chairman member of Audit Committee	15,000
Chairman of Compensation Committee	22,500
Non-Chairman member of Compensation Committee	11,250
Chairman of Nominating and Corporate Governance Committee	15,000
Non-Chairman member of Nominating and Corporate Governance Committee	7,500

In addition to the retainers paid to our directors, our directors will receive annual grants of restricted stock under our equity incentive plans valued at approximately $145,000. As mentioned above, we typically make these annual stock awards at the commencement of each annual term as a director following the annual meeting of shareholders.

The revised compensation and benefit program is intended to improve the Company’s alignment with director pay practices at peer institutions while ensuring that our directors are fairly compensated for their significant contributions of knowledge, experience and time to the Board and its committees.

REPORT OF COMPENSATION COMMITTEE

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Gray under the Securities Act of 1933, or the Exchange Act, except to the extent Gray specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included herein and in Gray’s Annual Report on Form 10-K for the year ended December 31, 2021.

Submitted by the Compensation Committee of the Board.

Richard L. Boger, Chairman
Paul H. McTear

Luis A. Garcia
Howell W. Newton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Boger (Chairman), Garcia, McTear and Newton are the current members of the Compensation Committee. No member of the Compensation Committee was an employee or officer of Gray or any of its subsidiaries during 2021 or was formerly an officer of Gray or any of its subsidiaries. No compensation committee interlocks existed during 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On January 1, 2015, the Company began leasing space for its principal offices from Delta Life Insurance Co. (“Delta Life”). Delta Life is controlled by Harriett J. Robinson, a greater than 5% shareholder of the Company, the mother-in-law of Mr. Howell and mother of Mrs. Howell. In addition, Mr. and Mrs. Howell are officers, directors and/or shareholders in Delta Life. Under the terms of the lease, the Company pays annual rent of approximately $0.3 million, plus a pro rata share of all real estate taxes, general maintenance and service expenses and insurance costs with respect to the office building and related facilities. The lease does not have a set termination date, but is terminable with 12 month’s advance notice by either party. The terms of the lease are believed by management of the Company to be no less favorable than terms that could be obtained by the Company from unrelated parties for comparable rental property.

During 2021, the Company paid Bankers Fidelity Life Insurance Company (“Bankers”) approximately $1.3 million in premiums related to a life and health insurance plan available to all Company employees. Bankers is a subsidiary of Atlantic American Corporation (“Atlantic American”), which is a greater than 5% shareholder of the Company. Mrs. Robinson is the majority shareholder of Atlantic American and Mr. Howell is the chairman, president and chief executive officer of Atlantic American.

In connection with, and as part of the consideration for, the Raycom Merger in 2019, the Company succeeded to long-term obligations under certain lease arrangements in Montgomery, Alabama with the Retirement Systems of Alabama (“RSA”) for office, storage and the operations of the Company’s television station WSFA-TV. RSA is the beneficial owner of greater than 5% of the common stock of the Company. Under the current terms of the lease obligations, Gray Media Group, Inc. (f/k/a Raycom Media, Inc.)(“GMG”) pays annual rent of approximately $1.1 million, including a pro rata share of all real estate taxes, general maintenance and service expenses and insurance costs with respect to the office building and related facilities, with fixed annual rent escalations through the remainder of the term of the lease of approximately $12,000, and an additional rent escalation of approximately $57,000 in August 2023. The lease obligations expire at various dates through October 31, 2041. In addition, GMG succeeded to obligations under a technology services agreement under which RSA provided certain technology services to GMG in 2021 for an aggregate amount of approximately $1.2 million.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the directors, executive officers and persons who own more than 10.0% of a registered class of a company’s equity securities to file with the SEC initial reports of ownership (Form 3) and reports of changes in ownership (Forms 4 and 5) of such class of equity securities. Such officers, directors and greater than 10.0% shareholders of a company are required by SEC regulations to furnish the company with copies of all such Section 16(a) reports that they file.

To our knowledge, based solely on our review of the copies of such reports filed with the SEC during the year ended December 31, 2021 all Section 16(a) filing requirements applicable to our officers, directors and 10.0% beneficial owners were met, except for a single Form 4 filing relating to three transactions for Mr. LaPlatney, which was filed late due to inadvertent administrative oversight.

REPORT OF AUDIT COMMITTEE

The following Report of the Audit Committee, together with references in this proxy statement to the independence of the Audit Committee members and the Audit Committee charter, does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Gray under the Securities Act of 1933 or the Exchange Act, except to the extent Gray specifically incorporates this Report by reference therein.

Management has primary responsibility for Gray’s financial statements and the overall reporting process, including Gray’s system of internal controls. RSM US LLP, the Company’s independent registered public accounting firm, audits the annual consolidated financial statements prepared by management and expresses an opinion on whether those statements fairly present, in all material respects, the Company’s financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed the Company’s audited consolidated financial statements for the year ended December 31, 2021 and discussed them with both management and RSM US LLP.

Management is responsible for establishing, assessing and reporting on Gray’s system of internal control over financial reporting. RSM US LLP is responsible for performing an independent audit of Gray’s internal control over financial reporting and for issuing a report thereon. The Audit Committee is responsible for the monitoring and oversight of this process. In connection with these responsibilities, the Audit Committee met with management and RSM US LLP to review and discuss the effectiveness of Gray’s internal controls over financial reporting.

The Audit Committee has also discussed with RSM US LLP the matters required to be discussed by generally accepted auditing standards, including those described in Auditing Standard No. 16, Communication with Audit Committees, as amended, issued by the Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosures and the letter from RSM US LLP consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence and has discussed and confirmed with RSM US LLP its independence with respect to Gray. In addition, the Audit Committee has considered whether the provision of the non-audit services provided by RSM US LLP is compatible with maintaining that independence.

Based upon this review, the Audit Committee recommended to the full Board that the Company’s audited consolidated financial statements be included in Gray’s Annual Report on Form 10-K for the year ended December 31, 2021 and filed with the SEC.

Submitted by the Audit Committee of the Board.

Howell W. Newton, Chairman
Richard L. Boger
T. L. Elder
Richard B. Hare

OTHER MATTERS

Our Board knows of no other matters to be brought before the 2022 Annual Meeting. However, if any other matters are properly brought before the 2022 Annual Meeting, it is the intention of the named proxies in the accompanying proxy to vote in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR INCLUSION
IN NEXT YEAR’S PROXY STATEMENT

Proposals of shareholders intended to be presented at our 2023 Annual Meeting of Shareholders must be received at our principal executive offices by November 25, 2022 in order to be eligible for inclusion in our proxy statement and form of proxy for that meeting.

OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION
AT NEXT YEAR’S ANNUAL MEETING

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2023 Annual Meeting of Shareholders, management will be able to vote proxies in its discretion if we: (1) receive notice of the proposal before the close of business on February 4, 2023 and advise shareholders in the 2023 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) receive notice of the proposal after the close of business on February 4, 2023. Notices of intention to present proposals at the 2023 Annual Meeting of Shareholders should be addressed to Gray Television, Inc., Attention: Kevin Latek, Corporate Secretary, Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.

COMPLIANCE WITH UNIVERSAL PROXY RULES FOR DIRECTOR NOMINATIONS

In addition to satisfying the requirements under our Bylaws, if a shareholder intends to comply with the universal proxy rules (once effective) and to solicit proxies in support of director nominees other than the Company’s nominees, the shareholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the one-year anniversary date of the annual meeting (for the 2023 Annual Meeting of Shareholders, no later than March 6, 2023). If the date of the 2023 Annual Meeting of Shareholders is changed by more than 30 calendar days from such anniversary date, however, then the shareholder must provide notice by the later of 60 calendar days prior to the date of the 2023 Annual Meeting of Shareholders and the 10th calendar day following the date on which public announcement of the date of the 2023 Annual Meeting of Shareholders is first made.

AVAILABILITY OF FORM 10-K

Our Annual Report on Form 10-K is available online at www.gray.tv in the Investor Relations section under the sub-heading SEC Filings. We will provide to any shareholder, without charge, upon written request, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC. Such requests should be addressed to Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, Attention: Investor Relations.

HOUSEHOLDING

As permitted under the Exchange Act, to the extent shareholders receive a hard copy of the proxy statement by mail, only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of this proxy statement. We will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, Attention: Investor Relations, telephone (404) 504-9828. Shareholders residing at the same address and currently receiving only one copy of the proxy statement may contact Investor Relations at the address above to request multiple copies of the proxy statement in the future. Shareholders residing at the same address and currently receiving multiple copies of the proxy statement may contact Investor Relations at the address above to request that only a single copy of the proxy statement by mailed to them in the future.

Appendix A

GRAY TELEVISION, INC.

2022 EQUITY AND INCENTIVE COMPENSATION PLAN

1.    Purpose. The purpose of this Plan is to permit award grants to non-employee Directors, and officers and other employees of the Company and its Subsidiaries, and certain consultants to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.

2.    Definitions. As used in this Plan:

(a)    “Appreciation Right” means a right granted pursuant to Section 5 of this Plan.

(b)    “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(c)    “Board” means the Board of Directors of the Company.

(d)    “Capital Stock” of any Person (as defined in Section 12) means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person (as defined in Section 12), including any Preferred Stock.

(e)    “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(f)    “Change in Control” has the meaning set forth in Section 12 of this Plan.

(g)    “Class A Common Stock” means the Company’s Class A Common Stock, without par value, or any security into which such Class A Common Stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(h)    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, as such law and regulations may be amended from time to time.

(i)    “Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan.

(j)    “Common Stock” means the Company’s common stock, without par value, or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(k)    “Company” means Gray Television, Inc., a Georgia corporation, and its successors.

(l)    “Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(m)    “Director” means a member of the Board.

(n)    “Effective Date” means the date this Plan is approved by the Stockholders.

(o)    “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. If applicable, each Evidence of Award must specify whether the shares subject to the award are shares of Common Stock or shares of Class A Common Stock. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(p)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(q)    “Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

(r)    “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. The Management Objectives applicable to an award under this Plan (if any) shall be determined by the Committee, and may be based on one or more, or a combination, of metrics under the following categories or such other metrics as may be determined by the Committee (including relative or growth achievement regarding such metrics):

(i)

Profits (e.g., gross profit, gross profit growth, operating income, earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, net income (before or after taxes), consolidated net income, net earnings, net sales, cost of sales, basic or diluted earnings per share (before or after taxes), residual or economic earnings, net operating profit (before or after taxes), or economic profit);

(ii)

Cash Flow (e.g., actual or adjusted earnings before or after interest, taxes, depreciation and/or amortization (including EBIT and EBITDA), free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, operating cash flow (including as defined in any credit agreement), total cash flow, cash flow in excess of cost of capital or residual cash flow, cash flow return on investment, broadcast cash flow, or broadcast cash flow less cash corporate expenses);

(iii)	Returns (e.g., profits or cash flow returns on: assets, investment, capital, invested capital, net capital employed, equity, or sales);

(iv)	Working Capital (e.g., working capital targets, working capital divided by sales);

(v)	Profit Margins (e.g., profits divided by revenues or gross margins and material margins divided by revenues);

(vi)	Liquidity Measures (e.g., debt-to-capital; debt-to-EBITDA; total debt ratio; total leverage ratio, net of all cash; or leverage ratios as defined in any credit agreement);

(vii)

Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenue, net revenue, revenue growth, net revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to stockholders, sales and administrative costs divided by sales, or sales and administrative costs divided by profits); and

(viii)

Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, market share, geographic business expansion goals, expense targets or cost reduction goals, general and administrative expense savings, selling, general and administrative expenses, objective measures of client/customer satisfaction, employee satisfaction, employee retention, management of employment practices and employee benefits, supervision of litigation and information technology, productivity ratios, economic value added (or another measure of profitability that considers the cost of capital employed), product quality, or goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Committee deems appropriate and equitable.

(s)    “Market Value per Share” means, as of any particular date, the closing price of a share of Common Stock or Class A Common Stock, as applicable, as reported for that date on the New York Stock Exchange or, if the shares of Common Stock or Class A Common Stock, as applicable, are not then listed on the New York Stock Exchange, on any other national securities exchange on which the shares of Common Stock or Class A Common Stock are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the shares of Common Stock or Class A Common Stock, as applicable, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(t)    “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(u)    “Option Price” means the purchase price payable on exercise of an Option Right.

(v)    “Option Right” means the right to purchase shares of Stock upon exercise of an award granted pursuant to Section 4 of this Plan.

(w)    “Parent Entity” means any Person of which the Company at any time is or becomes a Subsidiary after the Effective Date and any holding company established by any Permitted Holder for purposes of holding its investment in any Parent Entity.

(x)    “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, (ii) a person, including a consultant, who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”), or (iii) a non-employee Director.

(y)    “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(z)    “Performance Share” means a bookkeeping entry that records the equivalent of one share of Stock awarded pursuant to Section 8 of this Plan.

(aa)    “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(bb)    “Permitted Holder” means (i) the estate of J. Mack Robinson; (ii) Harriet J. Robinson and her lineal descendants, spouses of her lineal descendants; (iii) in the event of the incompetence or death of any of the Persons described in clause (ii), such Person’s estate, executor, administrator, committee or other personal representative; (iv) any trusts created for the benefit of the Persons described in clause (i) or (ii); (v) any Person controlled by any of the Persons described in clause (i), (ii), (iii) or (iv) and (vi) any group of Persons in which the Persons described in clause (i), (ii), (iii), (iv) or (v), individually or collectively, control such group. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by agreement or otherwise.

(cc)    “Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(dd)    “Plan” means this Gray Television, Inc. 2022 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time.

(ee)    “Predecessor Plan” means the Gray Television, Inc. 2017 Equity and Incentive Compensation Plan, including as amended or amended and restated from time to time.

(ff)    “Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

(gg)    “Restricted Stock” means shares of Stock granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(hh)    “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive shares of Stock, cash or a combination thereof at the end of the applicable Restriction Period.

(ii)    “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(jj)    “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.

(kk)    “Stock” means the Class A Common Stock or Common Stock.

(ll)    “Stockholder” means an individual or entity that owns one or more shares of Stock.

(mm)    “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.

(nn)    “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.

(oo)    “Voting Stock” means, with respect to any Person, Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

3.    Shares Available Under this Plan.

(a)    Maximum Shares Available Under this Plan.

(i)

Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of shares of Common Stock available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate (x) 5,500,000 shares of Common Stock plus (y) one share of Common Stock for every one share of Common Stock that remains available for awards pursuant to the Predecessor Plan as of the Effective Date. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to an award granted under this Plan.

(ii)

Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of shares of Class A Common Stock available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate (x) 2,200,000 shares of Class A Common Stock plus (y) one share of Class A Common Stock for every one share of Class A Common Stock that remains available for awards pursuant to the Predecessor Plan as of the Effective Date. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of shares of Class A Common Stock available under Section 3(a)(ii) of this Plan will be reduced by one share of Class A Common Stock for every one share of Class A Common Stock subject to an award granted under this Plan.

(b)    Share Counting Rules.

(i)

Except as provided in Section 22 of this Plan, if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a) above.

(ii)

If, after the Effective Date, any shares of Stock subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash or is unearned, the shares of Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement or unearned amount, be available for awards under this Plan.

(iii)

Notwithstanding anything to the contrary contained in this Plan: (A) shares of Stock withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate numbers of shares of Stock available under Section 3(a) of this Plan; (B) shares of Stock withheld by the Company, tendered or otherwise used to satisfy a tax withholding obligation will not be added (or added back, as applicable) to the aggregate numbers of shares of Stock available under Section 3(a) of this Plan; (C) shares of Stock subject to a stock-settled Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof, will not be added back to the aggregate numbers of shares of Stock available under Section 3(a) of this Plan; and (D) shares of Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added to the aggregate numbers of shares of Stock available under Section 3(a) of this Plan.

(iv)

If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for shares of Stock based on fair market value, such shares of Stock will not count against the aggregate limits under Section 3(a) of this Plan.

(c)    Limits on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Section 3 or elsewhere in this Plan, and subject to adjustment as provided in Section 11 of this Plan, (i) the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 5,500,000 shares of Common Stock and (ii) the aggregate number of shares of Class A Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 2,200,000 shares of Class A Common Stock.

(d)    Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes), in excess of $750,000.

4.    Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)    Each grant will specify the number and class of shares of Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b)    Each grant will specify an Option Price per share of Stock, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c)    Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of shares of Stock owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the withholding of shares of Stock otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the shares of Stock so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d)    To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares of Stock to which such exercise relates.

(e)    Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f)    Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest. Option Rights may provide for continued vesting or the earlier vesting of such Option Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(g)    Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.

(h)    Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i)    No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.

(j)    Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(k)    Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5.    Appreciation Rights.

(a)    The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. Each grant of an Appreciation Right will specify the class of Stock subject to the Appreciation Right. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

(b)    Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, shares of Stock or any combination thereof.

(ii)	Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee on the Date of Grant.

(iii)	Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv)

Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest. Appreciation Rights may provide for continued vesting or the earlier vesting of such Appreciation Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(v)	Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.

(vi)	Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(vii)	Successive grants of Appreciation Rights may be made to the same Participant regardless of whether any Appreciation Rights previously granted to the Participant remain unexercised.

(viii)

Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(c)    Also, regarding Appreciation Rights:

(i)

Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

(ii)

No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.

6.    Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each grant of Restricted Stock must specify the class of Stock subject to the Restricted Stock award. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)    Each such grant or sale will constitute an immediate transfer of the ownership of shares of Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights (subject in particular to Section 6(g) of this Plan), but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.

(b)    Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)    Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.

(d)    Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture while held by any transferee).

(e)    Any grant of Restricted Stock may specify Management Objectives regarding the vesting of such Restricted Stock.

(f)    Restricted Stock may provide for continued vesting or the earlier vesting of such Restricted Stock, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(g)    Any such grant or sale of Restricted Stock will require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Stock will be deferred until, and paid contingent upon, the vesting of such Restricted Stock.

(h)    Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.

7.    Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each grant of Restricted Stock Units must specify the class of Stock subject to the Restricted Stock Units. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)    Each such grant or sale will constitute the agreement by the Company to deliver shares of Stock or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Management Objectives) during the Restriction Period as the Committee may specify.

(b)    Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)    Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(d)    During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the shares of Stock deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional shares of Stock; provided, however, that dividend equivalents or other distributions on shares of Stock underlying Restricted Stock Units will be deferred until, and paid contingent upon, the vesting of such Restricted Stock Units.

(e)    Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in shares of Stock or cash, or a combination thereof.

(f)    Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8.    Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. If applicable, each such grant must specify the class of Stock subject to the award or to which the award relates. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)    Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

(b)    The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, and the Evidence of Award may specify the time and terms of delivery, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(c)    Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives regarding the earning of the award.

(d)    Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in shares of Stock, in Restricted Stock or Restricted Stock Units or in any combination thereof.

(e)    Any grant of a Cash Incentive Award, Performance Shares or Performance Units may specify that the amount payable or the number of shares of Stock, Restricted Stock or Restricted Stock Units payable with respect thereto may not exceed a maximum specified by the Committee on the Date of Grant.

(f)    The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional shares of Stock, which dividend equivalents will be subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.

(g)    Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

9.    Other Awards.

(a)    Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of shares of Stock or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Stock, purchase rights for shares of Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the shares of Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards and will specify the class of Stock subject to the awards or to which the awards relate. Shares of Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, shares of Stock, other awards, notes or other property, as the Committee determines.

(b)    Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

(c)    The Committee may authorize the grant of shares of Stock as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d)    The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis, either in cash or in additional shares of Stock; provided, however, that dividend equivalents or other distributions on shares of Stock underlying awards granted under this Section 9 will be deferred until, and paid contingent, upon the earning and vesting of such awards.

(e)    Each grant of an award under this Section 9 will be evidenced by an Evidence of Award. Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.

(f)    Awards under this Section 9 may provide for the earning or vesting of, or earlier termination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

10.    Administration of this Plan.

(a)    This Plan will be administered by the Committee. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b)    The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c)    To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer (for purposes of Section 16 of the Exchange Act), Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization shall set forth the total number of shares of Stock such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

11.    Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of shares of Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of shares of Stock covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the Person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the numbers of shares of Stock specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the numbers specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12.    Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:

(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power represented by the outstanding Voting Stock of the Company; provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by a Permitted Holder;

(b)    during any period of two (2) consecutive years individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election, by the Company’s shareholders, of each new director is approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period but excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(c)    the Company merges with or into another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person merges with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (x) the outstanding Voting Stock of the Company is converted into or exchanged for Voting Stock of the surviving or transferee corporation and (y) immediately after such transaction no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power represented by the outstanding Voting Stock of the surviving or transferee corporation; or

(d)    approval by the Stockholders of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely as a result of any Parent Entity or the Company becoming a direct or indirect wholly-owned Subsidiary of a holding company if (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) other than the Permitted Holders is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. For purposes of the foregoing definition, “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

13.    Detrimental Activity and Recapture Provisions. Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary, or (b) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any shares of Stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the shares of Stock may be traded.

14.    Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Stockholders.

15.    Transferability.

(a)    Except as otherwise determined by the Committee, and subject to compliance with Section 17(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b)    The Committee may specify on the Date of Grant that part or all of the shares of Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

16.    Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other Person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other Person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of shares of Stock, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold shares of Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Committee may require the Participant to satisfy the obligation, in whole or in part, by having withheld, from the shares of Stock delivered or required to be delivered to the Participant, shares of Stock having a value equal to the amount required to be withheld or by delivering to the Company other shares of Stock held by such Participant. The shares of Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Stock on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the shares of Stock to be withheld and delivered pursuant to this Section 16 exceed the minimum amount required to be withheld, unless (a) an additional amount can be withheld and not result in adverse accounting consequences and (b) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of shares of Stock acquired upon the exercise of Option Rights.

17.    Compliance with Section 409A of the Code.

(a)    To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)    Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.

(c)    If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service (or, if earlier, upon the Participant’s death).

(d)    Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

(e)    Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18.    Amendments.

(a)    The Board may at any time and from time to time amend this Plan, in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 11 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Stockholders in order to comply with applicable law or the rules of the New York Stock Exchange or, if the shares of Stock are not traded on the New York Stock Exchange, the principal national securities exchange upon which the shares of Stock are traded or quoted, all as determined by the Board, then, such amendment will be subject to Stockholder approval and will not be effective unless and until such approval has been obtained.

(b)    Except in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Stockholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Stockholders.

(c)    If permitted by Section 409A of the Code, but subject to Section 18(d), including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds shares of Stock subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d)    Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

19.    Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Georgia, without reference to the principles of conflicts of laws.

20.    Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plan, provided that outstanding awards granted under the Predecessor Plan will continue following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plan, as applicable (except for purposes of providing for shares of Stock under such awards to be added to the aggregate numbers of shares of Stock available under Section 3(a) of this Plan pursuant to the share counting rules of this Plan).

21.    Miscellaneous Provisions.

(a)    The Company will not be required to issue any fractional shares of Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b)    This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c)    Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d)    No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e)    Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f)    No Participant will have any rights as a Stockholder with respect to any shares of Stock subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares of Stock upon the stock records of the Company.

(g)    The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h)    Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of shares of Stock under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.

(i)    If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

22.    Stock-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:

(a)    Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for shares of Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)    In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c)    Any shares of Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the shares of Stock available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no shares of Stock subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Plan, will be added to the aggregate limits contained in Section 3(a) of this Plan.

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D72270-P69559-Z82062

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GRAY TELEVISION, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) for which you would like to withhold authority to vote on the line below.

____

Nominees:

01) Hilton H. Howell, Jr.
02) Howell W. Newton
03) Richard L. Boger
04) T. L. Elder
05) Luis A. Garcia
06) Richard B. Hare
07) Robin R. Howell
08) Donald P. LaPlatney
09) Lorraine McClain
10) Paul H. McTear
11) Sterling A. Spainhour, Jr.

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. The approval of the Gray Televison, Inc. 2022 Equity Incentive Compensation Plan.	☐	☐	☐
3. The ratification of the appointment of RSM US LLP as Gray Television, Inc.'s independent registered public accounting firm for 2022.	☐	☐	☐

NOTE: In their discretion, the proxies will be authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The 2022 Annual Meeting of Shareholders will be held on May 5, 2022 at 11:30 AM EDT.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D72271-P69559-Z82062

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GRAY TELEVISION, INC.

The undersigned hereby appoints Hilton H. Howell, Jr., Howell W. Newton and Kevin P. Latek, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and to vote, as provided on the other side of this ballot, all of the shares of common stock and Class A common stock of Gray Television, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Gray Television, Inc. to be held at the corporate headquarters of Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, on May 5, 2022 at 11:30 AM EDT and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side